Exhibit 10.3

FORM

MANAGEMENT AGREEMENT

by and between

MARRIOTT HOTEL SERVICES, INC.

(as “MANAGER”)

and

(as “OWNER”)

Dated as of

- i -

- ii -

- iii -

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is executed as of the          day of              (“Effective Date”), between                      (“Owner”), a Delaware limited liability company with offices at c/o DiamondRock Hospitality Limited Partnership, 10400 Fernwood Road, Bethesda, Maryland 20817, and MARRIOTT HOTEL SERVICES, INC. (“Manager”), a Delaware corporation, with a mailing address at c/o Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

R E C I T A L S

A.                      (“Landlord”) is the owner of fee title to the parcel of real property (the “Site”) described on Exhibit A, which is attached to this Agreement and incorporated by reference herein.

B. The Site has been improved with a building or buildings containing approximately              Guest Rooms, a lobby, restaurants, meeting rooms, administrative offices, parking, and certain other amenities and related facilities (collectively, the “Hotel Improvements”). The Site and the Hotel Improvements, in addition to certain other rights, improvements, and personal property as more particularly described in the definition of “Hotel” in Section 12.01 hereof, are collectively referred to as the “Hotel.”

C. Landlord and Owner have entered into that certain lease agreement dated as of                      (the “Lease Agreement”), pursuant to which Landlord leases the Hotel to Owner.

D. Owner, Landlord and Manager have entered into that certain Owner Agreement (the “Owner Agreement”), dated as of the Effective date, which document clarifies the relationship between Owner, Landlord and Manager and addresses Owner’s and Landlord’s obligations with respect to this Agreement.

F. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 12.01 hereof.

G. Owner desires to engage Manager to manage and operate the Hotel and Manager desires to accept such engagement upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Owner and Manager agree as follows.

ARTICLE I

MANAGEMENT OF THE HOTEL

1.01 Appointment

Owner hereby appoints and employs Manager to supervise, direct and control the management and operation of the Hotel for the Term. Manager accepts said appointment and agrees to manage and operate the Hotel during the Term in accordance with the terms and conditions hereinafter set forth.

1.02 Delegation of Authority

The operation of the Hotel shall be under the exclusive supervision and control of Manager which, except as otherwise specifically provided in this Agreement, shall be responsible for the proper and efficient operation of the Hotel. In fulfilling its obligations under this Agreement, Manager shall act as a reasonable and prudent operator of the Hotel, having regard for the status of the Hotel and maintaining the System Standards. Manager shall operate the Hotel with the goal of achieving long-term profitability, subject to the requirement that the Hotel be managed, operated and maintained as part of the Marriott Hotel System and in accordance with System Standards. Subject to the terms hereof, Manager shall have discretion and control in all matters relating to management and operation of the Hotel, free from interference, interruption or disturbance, but in all respects subject to the provisions of this Agreement.

1.03 [Intentionally Omitted]

1.04 Management Responsibilities

A. Manager shall manage the Hotel in accordance with the standards set forth in Section 1.02 and perform each of the following functions (the costs and expenses of which shall be Deductions) with respect to the Hotel:

1. Establish employment policies and recruit, employ, supervise, direct and discharge the employees at the Hotel.

2. Establish prices, rates and charges for services provided in the Hotel, including Guest Room rates and rates for commercial space and other space in the Hotel.

3. Establish and revise, as necessary, administrative policies and procedures, including policies and procedures for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit, and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner.

4. Receive, hold and disburse funds, maintain bank accounts and make payments on accounts payable and handle collections of accounts receivable.

5. Undertake publicity and promotion, arrange for and supervise public relations and advertising, prepare marketing plans, and make available to the Hotel the benefits of various marketing and guest loyalty and recognition programs in use in the Marriott Hotel System as they may exist from time to time, such as the Marriott Rewards Program.

6. Procure all Inventories and replacement Fixed Asset Supplies.

7. Prepare and deliver interim accountings, annual accountings, Annual Operating Statements, Building Estimates, FF&E Estimates, and such other information as is required by this Agreement and be available at reasonable times to discuss generally with Owner the above-listed items as well as the operations at the Hotel.

8. Plan, execute and supervise repairs, maintenance and FF&E purchases at the Hotel in accordance with the terms of Article V of this Agreement.

9. Provide, or cause to be provided, risk management services relating to the types of insurance required to be obtained or provided by Manager under this Agreement.

10. Provide food and beverage services.

11. Except as provided in the Addendum, use reasonable efforts to obtain and keep in full force and effect, either in Manager’s name or in Owner’s name, as may be determined by Manager or as required by applicable law, any and all operating licenses and permits.

12. Enter into leases, licenses and concessions for the Hotel (including rooftops and all other spaces related to the Hotel), which Manager may execute on behalf of the Hotel or Owner.

B. Manager will use its reasonable efforts to comply with and abide by all applicable Legal Requirements (except for certain Legal Requirements which are Owner’s responsibility under Section 5.03 and Section 11.08 hereof) pertaining to its operation of the Hotel. Owner will use its reasonable efforts to comply with and abide by all applicable Legal Requirements pertaining to the Hotel Improvements or to Owner’s ownership interest in the Hotel (including, without limitation, Owner’s obligations under Section 5.03 and Section 11.08 hereof). Either Owner or Manager shall have the right, but not the obligation, in its reasonable discretion, to contest or oppose, by appropriate proceedings, any such Legal Requirements. The reasonable expenses of any such contest of a Legal Requirement by Manager shall be paid from Gross Revenues as Deductions.

1.05 Licenses and Permits

Owner agrees that, upon request by Manager, Owner will sign without charge applications for licenses necessary for operation of the Hotel.

1.06 Employees

A. All personnel employed at the Hotel shall, at all times from and after the Effective Date, be the employees of Manager (or one of its Affiliates). Manager shall have absolute discretion with respect to all personnel employed at the Hotel, including, without limitation, decisions regarding hiring (except as provided in Section 1.06.E below), promoting, transferring, compensating, supervising, terminating, directing and training all employees at the Hotel, and, generally, establishing and maintaining all policies relating to employment. All information regarding individual employees, such as employee records and individual compensation information, is proprietary to Manager and confidential and shall not be disclosed to Owner. Manager shall be permitted to provide free accommodations and amenities to its employees and representatives visiting the Hotel in connection with its management or operation. No person shall otherwise be given gratuitous accommodations or services without prior joint approval of Owner and Manager except in accordance with usual practices of the hotel and travel industry. If Manager shall be required to recognize a labor union or to enter into collective bargaining with a labor union, it shall promptly notify Owner and shall keep Owner apprised of the course of any such union negotiations.

B. All settlements or payments of Employee Claims (in excess of amounts covered by applicable insurance) shall be made by Manager exercising its reasonable discretion and, subject to Section 1.06.G, shall be paid as Deductions.

C. With respect to all Litigation or arbitration involving Employee Claims in which both Manager and Owner are involved as actual or potential defendants, Manager shall have exclusive and complete responsibility for the resolution of such Employee Claims. In the event that any Employee Claim is made against Owner, but not against Manager, Owner shall give notice to Manager of the Employee Claim in a timely manner so as to avoid any prejudice to the defense of the Employee Claim, provided that Manager shall in all events be so notified within twenty (20) days after the date such Employee Claim is made against Owner. Manager will thereafter assume exclusive and complete responsibility for the resolution of such Employee Claim.

D. Manager shall have the right to allocate the services and time of a Hotel employee between the Hotel and (i) other hotels (including hotels under development) managed by Manager or its Affiliates and/or (ii) local, regional or central office(s); provided, however, that Manager shall obtain Owner’s prior approval if Manager elects to allocate more than fifteen percent (15%) of the General Manager’s annual time to a hotel other than the Hotel. The compensation and other costs (including, without limitation, termination costs, if any) of such Hotel employee (x) shall be allocated to the Hotel and such other hotels or regional or central office on a fair and consistent basis and (y) shall not otherwise be financially disadvantageous to Owner or the Hotel. Manager shall disclose such allocation upon Owner’s request.

E. Owner hereby approves the General Manager and Director of Marketing employed at the Hotel as of the Effective Date. Manager shall have the power to hire, dismiss or transfer the Hotel’s General Manager and the Director of Marketing; provided, however, Manager shall keep Owner reasonably informed with respect to such actions, including prior notification to Owner of Manager’s desire to transfer the Hotel’s General Manager, and shall give Owner the opportunity to participate in the process with respect to the hiring of any such position as follows:

1. Owner shall be given at least thirty (30) days’ prior notice of any proposed hiring of a General Manager or Director of Marketing. Manager shall consult with Owner to obtain any suggestions by Owner as to the preferred background and specific expertise of candidates for such Hotel position, which suggestions, if any, Manager shall utilize in arriving at a preferred profile for candidates for such position.

2. Manager shall submit to Owner for its approval a reasonably qualified candidate for such position. Owner shall have a period of fifteen (15) days from its receipt of the applicable candidate’s resume within which to interview and evaluate such candidate (provided that such candidate and the necessary representatives of Owner are reasonably available during such period for such interview or evaluation, and such candidate will not be required to provide additional information or undertake testing of any sort as part of such process). Owner shall be deemed to have approved such candidate unless Manager shall have received from Owner notice to the contrary within such fifteen (15) day period. If Owner disapproves the first candidate, Manager shall submit a second candidate, using the same process described above, and if such second candidate is disapproved by Owner, Manager shall submit a third candidate, using the same process as described above. If Owner disapproves three (3) candidates for the position submitted in good faith by Manager pursuant to the provisions of this Section 1.06.E.2, Manager shall have the right to select the person to be offered the position, in its sole discretion, from the three (3) candidates disapproved by Owner.

F. Manager shall consult with Owner, and shall in good faith consider Owner’s comments, concerning Manager’s hiring or replacement of the Director of Finance at the Hotel.

G. Manager shall pay from its own funds, and not from Gross Revenues, any Employee Claim where the basis of such Employee Claim is conduct by Manager that: (i) is a substantial violation of the standards of responsible labor relations as generally practiced by prudent owners or operators of similar hotel properties in the general geographic area of the Hotel; and (ii) is not the isolated act of individual employees, but rather is a direct result of corporate policies of Manager that either encourage or fail to discourage such conduct. Any dispute between Owner and Manager as to whether or not certain conduct by Manager is not in accordance with the aforesaid standards shall be resolved by a panel of Experts in accordance with Section 11.20.

1.07 Owner’s Right to Inspect

Owner and its agents shall have access to the Hotel at any and all reasonable times for the purpose of inspection or showing the Hotel.

1.08 Regular Meetings

At Owner’s request, Owner and Manager shall have quarterly meetings at the Hotel and at mutually convenient times. Manager shall be represented at such meetings by the general manager of the Hotel and such other members of the executive committee at the Hotel as the general manager may deem appropriate. The purpose of the meetings shall be to discuss the performance of the Hotel and other related issues, including any variations from the Business Plan for the preceding quarter.

1.09 System Standards and Criteria for Approvals

Owner and Manager agree that it is their mutual intent that the Hotel be operated as part of the Marriott Hotel System in compliance with System Standards. Owner and Manager agree that, subject to the terms and conditions of this Agreement, Manager shall have discretion in operating the Hotel in order that the Hotel will comply with System Standards, and that, in exercising their respective rights of approval herein, they will do so consistent with the requirements of System Standards.

1.10 Central Office Services

As part of its management services provided hereunder, Manager shall provide, at its own cost and not as a Deduction, the Central Office Services that are described on Exhibit B attached hereto.

1.11 Chain Services

A. Manager shall cause to be furnished to the Hotel certain services (“Chain Services”) that are furnished on a comparable basis to full service hotels in the Marriott Hotel System. Chain Services shall include: (i) the general categories of services listed in Exhibit C attached hereto, and (ii) such additional central programs or services as may, from time to time, be furnished for the benefit of hotels in the Marriott Hotel System or in substitution for services now performed at individual hotels which Manager determines can be provided more efficiently and economically on a system basis; provided, however, that services shall only be added to “Chain Services” pursuant to clause (ii) above if, and to the extent that, such services: (a) are not Central Office Services; and (b) are either (x) new services (i.e., not previously performed at the Hotel) or (y) services that theretofore had been performed at the Hotel, but that can be performed more efficiently and economically for the Marriott Hotel System as a whole. In no event shall the charge to the Hotel in a Fiscal Year for the Chain Services described in clause (i) above (but excluding those related to Central Reservation Services) exceed an amount equal to          percent (        %) of Gross Revenues for such Fiscal Year.

B. Costs and expenses incurred in the providing of Chain Services shall be allocated on a fair and consistent basis among all hotels in the Marriott Hotel System. The charges for Chain Services shall include, as applicable, an allocation of salaries, wages, development costs and overhead related to the employees of Manager, Marriott or any Affiliate of Manager or Marriott involved in providing any of the Chain Services. The costs associated with any Chain Services that are used by hotels in the Marriott Hotel System and that are also provided to other hotel brands owned by Marriott shall be allocated to such other brands on a fair and consistent basis, taking into account the level of such Chain Services being provided to each of such other brands.

C. Pursuant to the provisions of Section 4.07, Manager shall provide to Owner the Chain Services Report, as such document is described in Section 4.07.

1.12 Related Party Transactions

Subject to Manager’s compliance with the provisions of Section 1.13, Manager shall have the right to enter into or implement transactions with one or more Related Parties to purchase, sell, lease, procure or provide goods and/or services for or to the Hotel.

1.13 Profit and Cost Transactions Relating to the Hotel

A. A “Profit Transaction” shall mean any transaction entered into or implemented by Manager or a Related Party involving the purchase, sale, lease or other procurement or provision of goods or services for or to the Hotel, which is structured for Manager or a Related Party to receive a direct economic benefit (including receipt of an equity interest) as a result of such transaction, other than through Management Fees, that is in excess of the costs of such transaction.

B. Manager and the Related Parties may implement any Profit Transaction without Owner’s approval, provided that (i) the Profit Transaction satisfies the Competitive Terms Standard, and (ii) Manager notifies Owner of such Profit Transaction as part of the Annual Profit Transactions Report.

C. Any dispute as to whether a Profit Transaction satisfies the Competitive Terms Standard shall be resolved by a panel of Experts in accordance with Section 11.20. If the Experts determine that the Competitive Terms Standard was not satisfied, Manager shall elect either to (i) incorporate, or cause the applicable Related Party to incorporate, modifications into the Profit Transaction that the Experts may require to satisfy the Competitive Terms Standard, in which event the Profit Transaction, as so modified, may be implemented; or (ii) cease, not undertake, or cause the applicable Related Party to cease or not undertake, the transaction as a

Profit Transaction; provided, however, that (i) Manager and the Related Parties shall nevertheless have the right to undertake such transaction for other parties, entities or hotels, and (ii) as Owner’s sole and exclusive remedy for Manager’s actions, Manager shall return to the Hotel the excess of the amount paid by the Hotel to the Related Party with respect to such Profit Transaction less the amount that would have been paid had the Profit Transaction met the Competitive Terms Standard. If such reimbursement to the Hotel relates to a matter that was treated as a Deduction, appropriate adjustments shall be made to the calculation of Operating Profit and to all other related calculations to reflect the reimbursement to the Hotel. A Profit Transaction shall be deemed to satisfy the Competitive Terms Standard if Manager elects to obtain approval of such Profit Transaction from owners of a majority of the then-existing rooms in the Marriott Hotel System, and obtains such approval from the owners of a majority of the then-existing rooms in the Marriott Hotel System.

D. The parties agree that the utilization of Avendra, LLC for procurement purposes pursuant to its contract terms as of the Effective Date and the utilization of STSN, Inc. for high-speed internet access service pursuant to its contract terms as of the Effective Date are Profit Transactions that satisfy the Competitive Terms Standard allowed under the terms hereof.

E. A “Cost Transaction” shall mean any transaction involving the purchase, sale, lease or other procurement or provision of goods or services that (i) when provided for or to the Hotel, is implemented utilizing a cost reimbursement or cost allocation methodology to price such goods or services (which costs may include a reasonable allocation of development, start-up and operational costs incurred by the provider in connection with providing such goods or services), as opposed to a methodology designed to yield a profit on such goods or services (other than profits that Manager earns through Management Fees); and/or (ii) when provided for or to any third party, is implemented on any terms and conditions (including the utilization of either a cost or a profit methodology). Consistent with the other terms and conditions of this Agreement, Manager and the Related Parties may implement any Cost Transaction for or to the Hotel without Owner’s approval.

F. If Manager or a Related Party implements a Cost Transaction for both the Hotel and any third party, then Manager or the Related Party may earn a profit from implementing such Cost Transaction to such third party, provided that the costs associated with such Cost Transaction (including development and start-up costs, if any) shall be allocated on a fair and consistent basis among all the parties (including the Hotel) utilizing such Cost Transaction, taking into account the level of services provided under such Cost Transaction to each of the parties (including the Hotel) utilizing such Cost Transaction. Any disputes between Owner and Manager concerning the allocation of such costs under this Section 1.13.F shall be resolved by a panel of Experts in accordance with Section 11.20 hereof.

1.14 Marriott Rewards Program

Manager shall have the right to include the Hotel, and to cause the Hotel to participate, in the Marriott Rewards Program from and after the Effective Date. Charges and reimbursements to the Hotel resulting from the Marriott Rewards Program shall be consistent with charges and reimbursements to all other hotels in the MHRS System participating in the Marriott Rewards

Program, which charges and reimbursements shall be subject to change from time to time. All expenses charged to the Hotel in connection with the Marriott Rewards Program shall be treated as Deductions. Manager and the Related Parties shall not earn a profit from the Hotel with respect to its participation in the Marriott Rewards Program; provided, however, that Manager and the Related Parties shall nevertheless have the right to earn a profit by utilizing the systems and infrastructure of the Marriott Rewards Program for third parties in accordance with and subject to the terms and conditions of Section 1.13.F.

1.15 Procurement Rebates and Fees

A. In any instance in which Manager receives an Unrestricted Rebate with respect to any purchase, sale, lease or other procurement or provision of goods or services for or to the Hotel, such Unrestricted Rebate (or allocable portion thereof, based on a reasonable allocation formula, to the extent that such Unrestricted Rebate also applies to the purchase, sale, lease or other procurement or provision of goods or services for or to other hotels or third parties) shall be treated as follows: (i) first, the amount of such Unrestricted Rebate shall be applied against any costs incurred in connection with the purchase, sale, lease or other procurement or provision of goods or services for or to the Hotel (which costs shall be allocated to the Hotel on a reasonable basis to the extent such costs also apply to the purchase, sale, lease or other procurement or provision of goods or services for or to other hotels or third parties) and (ii) second, any remaining amount of such Unrestricted Rebate shall be reimbursed to the Hotel (which reimbursement shall be treated as a reduction of the Deductions for the applicable period). Manager shall have the right, at its reasonable discretion, to modify the above procedure to (x) pay the entire amount of the costs described in clause (i) above as a Deduction and (y) reimburse to the Hotel the entire amount of such Unrestricted Rebate (i.e., without netting the two amounts as described in the immediately preceding sentence).

B. For purposes hereof, the term “Unrestricted Rebate” shall mean a rebate, payment or other enrichment received by Manager with respect to the purchase, sale, lease or other procurement or provision of goods or services specifically for or to the Hotel, where Manager is entitled to return such rebate, payment or enrichment to each of the hotels for or to which the goods or services were purchased, sold, leased, procured or provided. The term “Unrestricted Rebate” shall not include (i) any allowances, payments or other enrichments received by Manager with respect to the purchase, sale, lease or other procurement or provision of goods or services for or to the Hotel, where Manager is not entitled to return such allowances, payments or enrichments to the hotels for or to which the goods or services were purchased, sold, leased, procured or provided or is required by a third party to utilize or allocate such allowances, payments or enrichments in a specific manner or (ii) any conference sponsorship payments received by Manager that are used to defray conference costs. If Manager receives an allowance, payment or enrichment pursuant to Section 1.15.B(i) or (ii), Manager shall utilize or allocate such allowance, payment or enrichment in the manner required by the third party and shall not directly profit from such allowance, payment or enrichment.

1.16 Limitations on Manager’s Authority

Manager shall not, without Owner’s prior approval:

A. Engage any consultant, professional or operational expert to provide services with respect to the Hotel and its operation, if the total cost of such engagement will exceed Ten Thousand Dollars ($10,000) in any Fiscal Year, as adjusted by the GDP Deflator;

B. Enter into, renew or extend any (y) lease or sublease with any Affiliate of Manager or (z) equipment lease, other lease, sublease, license, concession or service contract at the Hotel if (i) the total term or renewal term of such lease, sublease, concession or service contract will exceed five (5) calendar years; (ii) the annual rent, payment or fee required to be paid by the lessee, sublessee, licensee or third party under such service contract or concession agreement will exceed Fifty Thousand Dollars ($50,000), as adjusted by the GDP Deflator; or (iii) the total square footage covered by such lease, sublease, license or concession will exceed one thousand (1,000) square feet; provided that the foregoing limitation shall not apply if such lease, sublease, concession or service contract arises from or is related to a master contract, national agreement or other lease or agreement entered into by Manager or any of its Affiliates concerning more than one hotel; or

C. Adjust any claim or settle any Litigation which (a) is not covered by any of the insurance policies described in Article VI and is not an Employee Claim, and which would result in a Deduction or payment in excess of One Hundred Fifty Thousand Dollars ($150,000), as adjusted by the GDP Deflator, in any Fiscal Year.

1.17 Time-Share

Owner and Manager agree that Manager shall have no obligation to allow Owner or any third party to utilize any portion of the Site or the Hotel for any marketing and/or sales activities relating to the sale of interests in a time-share facility or facilities developed and/or marketed and sold by Owner or any such third party. Owner and Manager further agree that Manager may permit an Affiliate of Manager to utilize a portion of the Site or Hotel to install a desk or kiosk to market and/or sell interests in a time-share facility or facilities developed and/or marketed and sold by such Affiliate, provided the economic terms of such arrangement satisfy the Competitive Terms Standard, and the location of the desk or kiosk at the Hotel shall be subject to Owner’s approval. If Manager wants to permit an Affiliate of Manager to utilize a portion of the Site or Hotel that includes more than the installation of a desk or kiosk in the Hotel to market and/or sell interests in a time-share facility or facilities developed and/or marketed and sold by such Affiliate, the economic terms of such arrangement and the location of the facility at the Hotel shall be subject to Owner’s approval. For purposes of this Section 1.17, the term “time-share facility” shall be broadly construed to include any facility recognized by law or otherwise as a time-share facility or one wherein purchasers acquire an ownership interest and/or use rights in a facility on a periodic basis and pay for such ownership and/or use in advance.

ARTICLE II

TERM

2.01 Term

The “Term” of this Agreement shall begin on the Effective Date and shall continue until the expiration of the                      (    th) full Fiscal Year after the expiration of the Fiscal Year in which the Effective Date occurs.

2.02 Performance Termination

A. Subject to the provisions of Section 2.02.B below, Owner shall have the option to terminate this Agreement if, with respect to any two (2) consecutive Fiscal Years (not including any portion of any Fiscal Year prior to the Performance Termination Commencement Year):

1. Operating Profit for each such Fiscal Year is less than the Performance Termination Threshold for such Fiscal Year; provided that, for purposes of this Section 2.02.A.1 only, Operating Profit shall be computed without deducting any Impositions; and

2. The Revenue Index of the Hotel during each such Fiscal Year is less than the Revenue Index Threshold for such Fiscal Year; and

3. The fact that the Hotel has not met the tests set forth in Section 2.02.A.1 and Section 2.02.A.2 is not wholly or partially the result of (x) an Extraordinary Event, (y) any major renovation of the Hotel, or (z) any default by Owner. In the event that either clause (x), clause (y) or clause (z) has materially affected the ability of the Hotel to meet the tests set forth in Section 2.02.A.1 or Section 2.02.A.2 in any given Fiscal Year, then such Fiscal Year shall not be counted for purposes of the foregoing test, and shall be treated as not having occurred for purposes of determining whether the test is satisfied for two consecutive Fiscal Years; provided, however, in order for an Extraordinary Event to be deemed wholly or partially the reason that the Hotel has not met or will not meet the test set forth in Section 2.02.A.2 in any given year, the Extraordinary Event has to affect the Hotel in a manner that is disproportionate to the effect such Extraordinary Event has on the other hotels in the Competitive Set for the year in question. In the event that clause (y) is wholly or partially the reason that the Hotel has not met or will not meet the tests set forth in Section 2.02.A, Manager shall notify Owner of this fact no later than the expiration of the Fiscal Year in which the renovation described in clause (y) is completed; provided, however, Manager’s failure to notify Owner shall not negate any of the provisions of this Section 2.02.

Owner shall exercise such option to terminate by serving written notice (“Termination Notice”) thereof on Manager no later than sixty (60) days after Owner’s receipt of the annual accounting under Section 4.02 for the second (2nd) of the two (2) Fiscal Years referred to in this Section 2.02.A. If Manager does not elect to avoid such Termination pursuant to Section 2.02.B below, this Agreement shall terminate as of the end of the fourth (4th) full Accounting Period following the date on which Manager receives the Termination Notice; provided that such period of time shall be extended as required by applicable Legal Requirements pertaining to the termination of the employment of the employees at the Hotel. Owner’s failure to exercise its right to terminate this Agreement pursuant to this Section 2.02.A with respect to any given Fiscal Year shall not be deemed an estoppel or waiver of Owner’s right to terminate this Agreement with respect to subsequent Fiscal Years to which this Section 2.02.A may apply. Prior to serving on Manager the Termination Notice, Owner shall, as applicable, (x) satisfy in full all repayment and other obligations to Manager and its Affiliates under any Marriott Funding Obligations, and (y) release or cause the release of all obligations of Manager and its Affiliates under such Marriott Funding Obligations; provided that if Owner fails to complete all such actions prior to the date on which Owner is required to send such Termination Notice, (x) the foregoing Owner’s election to terminate this Agreement under this Section 2.02.A shall be canceled and of no force or effect and this Agreement shall not terminate, and (y) the first (1st) of the two (2) Fiscal Years to which such Termination Notice would have applied shall no longer be treated as a Fiscal Year for the purposes of Section 2.02.A.1.

B. Upon receipt of Owner’s Termination Notice pursuant to Section 2.02.A, Manager shall have the option, to be exercised by written notice to Owner (the “Cure Notice”) within sixty (60) days after receipt of such Termination Notice, to avoid such Termination by making a Cure Payment. The term “Cure Payment” shall mean the payment to Owner of the amount by which Operating Profit for each of the two (2) Fiscal Years referenced in Section 2.02.A was less than the applicable Performance Termination Threshold for each such Fiscal Year (such amount, the “Cure Amount”), which payment shall be made within ten (10) business days after the date on which Owner receives the Cure Notice. Alternatively, if the Hotel is leased to Owner as part of an ownership structure that is subject to the REIT tax requirements, the Owner can require, upon written notice to Manager within five (5) business days of Owner’s receipt of the Cure Notice, that any Cure Payment that Manager elects to make hereunder shall be paid by Manager by the waiver of its receipt of the Base Management Fees. The waiver of Manager’s receipt of the Base Management Fees shall commence with the first (1st) full Accounting Period following the date on which Manager receives notice from Owner that Owner has elected the waiver of Base Management Fees to pay the Cure Amount and ending on the date on which the total, aggregate amount of such waived Base Management Fees equals the Cure Amount.

If Manager makes a Cure Payment pursuant to this Section 2.02.B, the Fiscal Years with respect to which such Cure Payment was made shall thereafter not be treated, for purposes of subsequent elections by Owner pursuant to Section 2.02.A, as Fiscal Years in which the circumstances described in Section 2.02.A.1 have occurred. If Manager makes such Cure Payment, then the foregoing Owner’s election to terminate this Agreement under Section 2.02.A shall be canceled and of no force or effect with respect to the two (2) Fiscal Years in question, and this Agreement shall not terminate. Such cancellation, however, shall not affect the right of Owner, as to each subsequent Fiscal Year to which Section 2.02.A applies, to again elect to terminate this Agreement pursuant to the provisions of Section 2.02.A (which subsequent election shall again be subject to Manager’s rights under this Section 2.02.B). If Manager does not exercise its option to make a Cure Payment as aforesaid, then this Agreement shall be terminated as of the date set forth in Section 2.02.A. Manager shall have the right to make a Cure Payment pursuant to the provisions of this Section 2.02.B (i) on only three (3) occasions through the end of the                      (    th) full Fiscal Year after the Effective date, (ii) on only one (1) occasion during the period from the commencement of the                      (    st) full Fiscal Year after the Effective date through the end of the                      (    th) full Fiscal Year after the Effective date and (iii) on only one (1) occasion during the period from the commencement of the                      (    st) full Fiscal Year after the Effective date through the end of the                      (    th) full Fiscal Year after the Effective date.

2.03 Limitation on Termination by Owner

A. Notwithstanding anything in this Agreement to the contrary, without the express written consent of Manager (which consent may be withheld in Manager’s sole and absolute discretion), Owner covenants and agrees that it may not terminate this Agreement for any reason whatsoever (including, without limitation, any Event of Default caused by Manager) at any time that (i) Manager or any of its Affiliates are providing (or are obligated to provide) any credit enhancement, guarantee, loan or other funding (collectively, the “Marriott Funding Obligations”) to Owner, an Affiliate of Owner or a lender of Owner with respect to the Hotel; or (ii) any amounts funded by Manager or its Affiliate pursuant to any Marriott Funding Obligation remain outstanding and payable to Manager or its Affiliate. Owner agrees that during any period of time described in clauses (i) or (ii) above, Owner’s sole remedy for an Event of Default caused by Manager shall be to sue Manager for monetary damages incurred by Owner as a result of such Event of Default. However, nothing herein shall preclude Owner from satisfying in full all repayment and other obligations to Manager and its Affiliates under such Marriott Funding Obligations (in accordance with the terms thereof), or releasing or causing the release of any obligations of Manager and its Affiliates under such Marriott Funding Obligations, to the extent that Manager or its Affiliates have any liability thereunder, in order to exercise its termination rights in accordance with this Agreement. As used herein, “Marriott Funding Obligations” shall be limited only to those obligations in which Manager or its Affiliates have contractual liability thereon or in which Manager or its Affiliates have directly provided funding that has not been repaid.

B. Termination of this Agreement shall also be subject to the provisions of Section 11.28.B, if applicable.

ARTICLE III

COMPENSATION OF MANAGER

3.01 Management Fees

Manager shall be paid the sum of the following as its management fees:

A. the Base Management Fee, which shall be retained by Manager from Gross Revenues; plus

B. the Incentive Management Fee, which shall be retained by Manager from Operating Profit in accordance with Section 3.02 and Section 4.01.

3.02 Distribution of Operating Profit

With respect to each Fiscal Year during the Term, Operating Profit for such Fiscal Year (to the extent available) shall be distributed to Owner and to Manager in the following order of priority:

A. first, an amount equal to Owner’s Priority shall be paid to Owner;

B. second, any Incentive Management Fee shall be paid to Manager; and

C. third, any remaining balance of Operating Profit shall be paid to Owner.

Such distributions shall be made on an interim basis in accordance with Section 4.01.B below.

ARTICLE IV

ACCOUNTING AND REPORTING MATTERS

4.01 Accounting and Interim Distributions

A. Within twenty (20) days after the close of each Accounting Period, Manager shall deliver an interim accounting (the “Accounting Period Statement”) to Owner showing Gross Revenues, Deductions, Operating Profit, and applications and distributions thereof for the preceding Accounting Period. At the time that Manager delivers each Accounting Period Statement, Manager shall transfer to Owner any interim amounts due Owner, subject to Working Capital needs, and shall retain any interim Management Fees due Manager.

B. Calculations and payments of the Incentive Management Fee, the Base Management Fee, and Owner’s Priority shall be accounted for cumulatively within a Fiscal Year, but shall not be cumulative from one Fiscal Year to the next. Interim distributions of Incentive Management Fees shall be calculated, earned and distributed based on prorating the full Fiscal Year Owner’s Priority equally over thirteen (13) Accounting Periods. Calculations of such distributions shall be made on a cumulative basis using cumulative year-to-date Operating Profit and cumulative year-to-date prorated Owner’s Priority, and applying the percentage calculations set forth in the definition of Incentive Management Fee. Such amounts shall be adjusted each Accounting Period, and may, in the event of a significant negative change in performance, require Manager to return previously distributed Incentive Management Fees for such Fiscal Year.

C. Within seventy-five (75) days after the close of each Fiscal Year, Manager shall furnish Owner a statement (the “Annual Operating Statement”) in reasonable detail summarizing the Hotel’s operations for such Fiscal Year and a certificate executed by a vice president of Manager certifying that such Annual Operating Statement is true and correct. Within ten (10) days after Owner’s receipt of such Annual Operating Statement, the parties shall make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are required based on the final figures set forth in such Annual Operating Statement. Such Annual Operating Statement shall be controlling over the Accounting Period Statements for the applicable Fiscal Year. No adjustments shall be made for any Operating Loss or Operating Profit in any preceding Fiscal Year.

D. To the extent that Manager projects an Operating Loss for any Accounting Period, additional funds in the amount of any such Operating Loss shall be provided by Owner within thirty (30) days after Manager has delivered written notice thereof to Owner. If Owner does not so fund such Operating Loss within the thirty (30) day time period, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw an amount to cover such Operating Loss from distributions of funds otherwise due to Owner.

4.02 Books and Records; Annual Operating Statement

A. Books of control and account pertaining to the operations of the Hotel shall be kept on the accrual basis and in material respects in accordance with the Uniform System of Accounts and with generally accepted accounting principles applied on a consistent basis (provided that, to the extent of a conflict between the two, the generally accepted accounting principles shall control over the Uniform System of Accounts) with the exceptions provided in this Agreement. Owner may at reasonable intervals during Manager’s normal business hours examine the Books and Records. Owner shall have ninety (90) days after delivery of the Annual Operating Statement to examine or review (at Owner’s sole expense, and not as a Deduction) such Annual Operating Statement. If Owner does not request an audit of the Books and Records within such ninety (90) day period, such Annual Operating Statement shall be deemed to have been accepted by Owner as true and correct, and Owner shall have no further right to question its accuracy except in the event of fraud by Manager. Owner may, during such ninety (90) day period, but not thereafter (except in the event of fraud by Manager), request an independent audit of the Books and Records (“Audit”) which shall be arranged for by Owner and commenced and completed not later than one (1) calendar year after the date of delivery of such Annual Operating Statement. No extension of such one (1) calendar-year period shall be permitted without the approval of Manager, except in the event of fraud by Manager. Owner shall pay all costs and expenses of the Audit at its sole expense (and not as a Deduction); provided, however, that if such audit establishes that Manager has underpaid Owner for the applicable Fiscal Year by five percent (5%) or more, the reasonable costs and expenses of the Audit shall be paid solely by Manager. If any such audit discloses an underpayment of any amounts due to Owner pursuant to the provisions hereof, Manager shall promptly pay Owner such amounts found to be due. If any audit discloses that Manager has not received any amounts due to Manager pursuant to the provisions hereof, Owner shall promptly pay Manager such amounts found to be due. Manager shall reasonably cooperate with Owner and its representatives in connection with any Audit.

Any dispute concerning the correctness of an Audit shall be settled by a panel of Experts in accordance with Section 11.20. All information regarding the operation of the Hotel which is obtained by Owner through an Audit shall be considered confidential information and Owner agrees not to disclose such information except as necessary to its advisors, attorneys and consultants participating in the Audit process, who shall likewise be informed of the confidential nature of the information and of the duty not to disclose such information to third parties, except as required by law or pursuant to the rules and regulations of any applicable securities exchange; provided, however, that Owner shall be permitted to disclose such information to a third party in connection with a prospective Sale of the Hotel or financing related to the Hotel if such third party has executed a confidentiality agreement reasonably satisfactory to Manager regarding such information.

B. Manager shall have the right, at its option, to provide Owner with automated delivery, in electronic format, of the data required under Section 4.02.A and Section 4.08.A (consistent with the then-current standard operating procedures generally employed by Manager with respect to other hotels in the Marriott Hotel System). The parties shall cooperate reasonably with each other in order to adapt to new technologies that may be available with respect to the transmission of such data.

C. Manager shall cooperate reasonably with Owner (including providing reasonable information, if applicable) in order to assist Owner to understand the reports, statements and other information that Manager submits to Owner pursuant to the provisions hereof; provided, however, that the foregoing provisions of this Section 4.02.C shall not be construed to provide Owner with any audit or similar rights with respect to such reports, statements and information that are not otherwise expressly described in this Agreement.

4.03 Hotel Accounts and Expenditures

A. Except as may be required in connection with MBS Systems, all funds derived from operation of the Hotel shall be deposited by Manager in accounts in Manager’s name, established by Manager in a bank or banks designated by Manager and approved by Owner. Owner hereby approves the Operating Accounts of the Hotel (if any) existing as of the Effective Date. The bank accounts into which such funds are deposited (other than MBS Systems accounts) are referred to herein as “Operating Accounts.”

B. Withdrawals from the Operating Accounts shall be made only by representatives of Manager whose signatures have been authorized. Reasonable petty cash funds shall be maintained at the Hotel.

C. Except as otherwise specifically provided hereunder and as may be required in connection with the MBS Systems, all payments made by Manager hereunder shall be made from the Operating Accounts, petty cash funds, or from the FF&E Reserve (in accordance with Section 5.02). Manager shall not be required to make any advance or payment with respect to the Hotel except out of such funds, and Manager shall not be obligated to incur any liability or obligation with respect to the Hotel. In any event, if any such liability or obligation is incurred by Manager with respect to the Hotel, Manager shall have the option to deduct such amounts from Owner’s share of Operating Profit if Owner has not fully reimbursed Manager for said amounts within ten (10) days after Owner’s receipt of notice from Manager that said amounts are due. As part of Manager’s cash management procedures, certain accruals and advance payments shall be made to Manager for paid time off, pension and other corporate charges in advance of actual payment of such expenses, without interest or imputed interest accruing on such funds for the benefit of Hotel. Any and all accruals shall be reasonable, based on historical experience (where appropriate), and shall be applied to the Hotel in a manner consistent with the rest of the Marriott Hotel System.

D. Debts and liabilities incurred by Manager as a result of its operation and management of the Hotel pursuant to the terms hereof, whether asserted before or after Termination, will be paid by Owner to the extent funds are not available for that purpose from Gross Revenues. The provisions of this Section 4.03.D shall survive Termination.

4.04 MBS Systems

Manager shall manage certain aspects of the Hotel’s finances through the MBS Systems. The scope, features and functions of the MBS Systems are subject to modification from time to time as Manager shall, in its reasonable discretion, determine to be most efficient and economical for the Marriott Hotel System. Costs and expenses (collectively, the “MBS Charges”) incurred by Manager or its Affiliates in providing the MBS Systems, which shall include both MBS Systems development costs and current operating costs and expenses, shall be allocated on a fair and consistent basis among all participating hotels in the Marriott Hotel System. If the MBS Systems used by hotels in the Marriott Hotel System are also provided to other hotel brands owned by Marriott or its Affiliates, the costs and expenses incurred by Manager or its Affiliates in providing such MBS Systems shall be allocated to such other brands on a fair and consistent basis, taking into account the level of MBS Systems being provided to each of such other brands. MBS Charges allocated to the Hotel shall not be included in Chain Services or Central Office Services, but instead shall be Direct Deductions.

4.05 Direct Deductions and Direct Deductions Report

A. Owner hereby approves the current categories of Direct Deductions, which are set forth in Exhibit D attached hereto, and their treatment as Deductions. Within ninety (90) days after the end of each Fiscal Year, Manager shall furnish to Owner, for Owner’s review, an updated list (the “Direct Deductions Report”) of all then-current categories of Direct Deductions.

B. Manager may, in its reasonable discretion, modify, add or subtract categories of services that are or will be provided as Direct Deductions. In the event Manager provides a new system or program to the Hotel that is not listed in either Exhibit C or Exhibit D, Manager shall make the determination of whether such new system or program should be classified as a Direct Deduction rather than a Chain Service based upon whether such new system or program (i) supports only a subgroup of hotels in the Marriott Hotel System, or selected or individual hotels, or (ii) is a system or program for which the cost is more appropriately recovered based on property usage. If either clause (i) or (ii) in the immediately preceding sentence applies, the new system or program shall be classified as a Direct Deduction as opposed to a Chain Service. Manager’s classification of any new system or program (or reclassification of an existing system or program) as either a Direct Deduction or a Chain Service shall be implemented on a consistent basis throughout the Marriott Hotel System.

4.06 Annual Profit Transactions Report

Within ninety (90) days after the end of each Fiscal Year, Manager shall deliver to Owner a report (the “Annual Profit Transactions Report”) containing a list of all Profit Transactions relating to the Hotel to which Manager or any Related Party was a party, or which Manager or any Related Party implemented, during such Fiscal Year, together with a certification by a vice president of Manager that such list is true and accurate and that, in Manager’s reasonable judgment, the Profit Transactions listed therein satisfy the Competitive Terms Standard.

4.07 Chain Services Report

Within ninety (90) days after the end of each Fiscal Year, Manager shall deliver to Owner for its review a report (the “Chain Services Report”): (i) identifying the general categories (e.g., National Sales Office Services) and subcategories (e.g., International sales offices) of Chain Services provided for or to the Hotel during such Fiscal Year; (ii) setting forth the total cost paid by the Hotel for each general category of Chain Services, and the methodologies for allocating such costs to the Hotel, with respect to such Fiscal Year; and (iii) containing a certification by a vice president of Manager that each of the allocations of Chain Services costs to the Hotel for such Fiscal Year was made in accordance with this Agreement.

4.08 Business Plan

A. Beginning ninety (90) days prior to the first day of each Fiscal Year, Hotel management shall work cooperatively with Owner to provide Owner with all available Hotel operation information reasonably requested by Owner for the current Fiscal Year and next Fiscal Year. No later than thirty (30) days prior to the beginning of each Fiscal Year, Manager shall provide to Owner a preliminary business plan showing the estimated Gross Revenues, departmental profits, Deductions, and Operating Profit for the forthcoming Fiscal Year, in comparison to the forecasted Gross Revenues, departmental profits, Deductions, and Operating Profit for the current Fiscal Year. Such comparison will include the estimated percentage changes in such items for the forthcoming Fiscal Year compared to the current Fiscal Year. Manager shall prepare the Business Plan (hereinafter defined) in accordance with the System Standards and the general standards of the hotel industry for similar first-class properties. Manager shall meet with Owner and shall in good faith discuss and consider all of Owner’s comments concerning the preliminary budget, including, but not limited to, Manager’s forecast of Gross Revenues for the forthcoming Fiscal Year. In addition, Owner shall have the right to approve Manager’s estimates of each major Deduction category for the forthcoming Fiscal Year; provided, however, Owner shall not have the right to approve, and shall not be entitled to withhold its approval of the preliminary business plan based on, the following: (i) individual line items comprising Manager’s projections of Gross Revenues (including, without limitation, projected Guest Room rates and occupancy) and Deductions; (ii) projected costs and expenses that are “system charges” (that is, costs and expenses that are generally uniform throughout the Marriott System, such as the costs of Marriott Rewards Program, other chain-wide marketing programs, employee wages, employee benefits and other compensation programs) or (iii) costs and expenses that are not within the control of Owner and/or Manager, such as Impositions and the costs of utilities.

B. If, after its meeting with Manager, Owner disapproves the preliminary business plan for the forthcoming Fiscal Year, Owner shall provide Manager with the specific reasons for its disapproval within forty-five (45) days after Owner’s receipt of the preliminary business plan. Thereafter, in the ten (10) day period following receipt of Owner’s disapproval, the parties will attempt to resolve in good faith any objections by Owner. In the event that there is a disagreement that cannot be resolved by the parties within the above-specified time periods, all matters shall be determined by a panel of Experts in accordance with the provisions of Section 11.20 of this Agreement. Pending such Experts’ determination, Manager shall operate the Hotel with respect to those categories that are not in dispute based on the preliminary business plan provided to Owner, and shall operate the Hotel with respect to those categories that are disputed in accordance with the previous Fiscal Year’s approved Business Plan, adjusted in accordance with changes in the GDP Deflator over the Fiscal Year just ended and anticipated changes in Gross Revenues to the extent that increases in Gross Revenues would reasonably be expected to impact such category. If Owner fails to provide any objection within such forty-five (45) day period, the business plan as submitted by Manager shall be deemed approved. As of approximately forty-five (45) days after the beginning of each Fiscal Year, Manager shall deliver to Owner the final business plan, in which the above-mentioned percentage changes are applied to the actual final numbers in the Annual Operating Statement for the preceding Fiscal Year. Such business plan, as delivered to Owner, is herein referred to as the “Business Plan.”

C. Manager shall diligently operate the Hotel in accordance with the Business Plan. It is understood, however, that the Business Plan is an estimate only and that unforeseen circumstances such as the costs of labor, material, services and supplies, casualty, operation of law or economic and market conditions, as well as the requirement that the Hotel be operated in accordance with the System Standards, may make adherence to the Business Plan impracticable, and Manager shall be entitled to depart therefrom due to causes of the foregoing nature. Manager shall notify Owner on a monthly basis of any substantial departures from the Business Plan. In the event that the foregoing circumstances (i) would require a change in any major Deduction category (e.g., a major line item such as “General and Administrative”) that would vary by more than ten percent (10%) from the amount for such Deduction set forth in the Business Plan; or (ii) would require a change in the total annual amount of Deductions that, in the aggregate, would vary by more than five percent (5%) from the total annual amount of Deductions set forth in the Business Plan, Manager shall so notify Owner and shall provide Owner with the reasons for such change; provided further that, unless required due to (i) an emergency affecting the Hotel, its guests, its invitees or its employees, (ii) an Extraordinary Event where it would be unreasonable for Manager to delay taking immediate action, or (iii) any other cause beyond Manager’s control (including, without limitation, a change that is caused or necessitated by increases in Gross Revenues), such change in the total amount of Deductions shall be subject to Owner’s approval (although it is understood that Owner shall have no greater approval rights for any such change than those set forth for the Business Plan in Section 4.08.A, and any disputes arising therefrom shall be settled pursuant to Section 4.08.B).

D. At the time that Manager submits the preliminary business plan to Owner pursuant to Section 4.08.A, Manager shall also submit to Owner, for Owner’s review and comment, Manager’s marketing plan for the forthcoming Fiscal Year. Manager shall discuss with Owner, and shall in good faith consider, Owner’s comments and suggestions concerning the marketing plan.

4.09 Working Capital

Owner shall, from time to time during the Term, promptly, but no later than thirty (30) days after written request by Manager (ten (10) days if the request is due to an emergency), advance any additional funds (over and above those required pursuant to the Addendum) necessary to maintain Working Capital at levels determined by Manager to be reasonably necessary to satisfy the needs of the Hotel as its operation may from time to time require in accordance with System Standards. If Owner does not fund such additional Working Capital amounts within such thirty (30) day period (ten (10) day period if it is an emergency), Manager shall have the right, at its option and without affecting Manager’s other remedies under this Agreement, to either (or both) (i) withdraw an amount equal to the additional Working Capital funds requested by Manager from distributions of funds otherwise due to Owner and/or (ii) lend to Owner such amount from Manager’s own funds (which loan shall (x) bear interest at an annual rate equal to the Prime Rate plus three (3) percentage points and (y) be repaid from distributions of funds otherwise due to Owner or, if not fully repaid prior to Termination, pursuant to the provisions of Section 11.11.I). Manager will manage the Working Capital of the Hotel prudently and funds advanced for Working Capital pursuant to this Section 4.09 shall be utilized by Manager for the purposes described in this Agreement pursuant to cash management policies established for the Marriott Hotel System. Manager shall, each year in connection with the delivery of the Business Plan, evaluate the level of Working Capital needed at the Hotel and inform Owner in writing of whether the current level of Working Capital is adequate for the Hotel. If Manager determines that such Working Capital is excessive, Manager shall promptly return such excess. Upon Termination, Manager shall, except as otherwise provided in this Agreement, return the outstanding balance of the Working Capital to Owner.

4.10 Fixed Asset Supplies

Owner shall, within thirty (30) days after request by Manager, provide funds that are necessary to increase the level of Fixed Asset Supplies to levels determined by Manager, in its good faith judgment, to be necessary to satisfy the needs of the Hotel as its operation may, from time to time, require in accordance with System Standards. The cost of Fixed Asset Supplies consumed in the operation of the Hotel shall constitute a Deduction. Fixed Asset Supplies shall remain the property of Owner during the Term and upon Termination (except for those Fixed Asset Supplies which are purchased by Manager pursuant to Section 11.11.E).

4.11 Real Estate and Personal Property Taxes

A. Except as specifically set forth in Section 4.11.B below, all real estate and personal property taxes, levies, assessments and similar charges on or relating to the Hotel (“Impositions”) during the Term shall be paid by Manager from Gross Revenues, unless (i) payment thereof is in good faith being contested and enforcement thereof is stayed or (ii) available Gross Revenues are insufficient for the payment thereof. Any such payments shall be Deductions in determining Operating Profit. Owner shall, within ten (10) calendar days after receipt, furnish Manager with copies of official tax bills and assessments which it may receive with respect to the Hotel. Either Owner or Manager (in which case Owner agrees to sign the required applications and otherwise cooperate with Manager in expediting the matter) may initiate proceedings to contest any negotiations or proceedings with respect to any Imposition, and all reasonable costs of any such contest shall be paid from Gross Revenues and shall be a Deduction in determining Operating Profit. Manager shall, as part of its contest or negotiation of any Imposition, be entitled, on Owner’s behalf, to waive any applicable statute of limitations in order to avoid paying the Imposition during the pendency of any proceedings or negotiations with applicable authorities.

B. The word “Impositions” as used in this Agreement shall not include the following, all of which shall be paid solely by Owner, not from Gross Revenues nor from the FF&E Reserve:

1. Any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax imposed on Owner, or any income tax imposed on any income of Owner (including distributions to Owner pursuant to Article III hereof);

2. Special assessments (regardless of when due or whether they are paid as a lump sum or in installments over time) other than taxes, levies or assessments which may be enacted by the applicable governmental authority in lieu of, or in complete or partial substitution for, real estate taxes; or

3. “Impact fees” (regardless of when due or whether they are paid as a lump sum or in installments over time) which are required of Owner as a condition to the issuance of site plan approval, zoning variances or building permits.

ARTICLE V

REPAIRS, MAINTENANCE AND REPLACEMENTS

5.01 Repairs and Maintenance Costs Which Are Expensed

Manager shall maintain the Hotel in good repair and condition, and shall make or cause to be made such routine maintenance, repairs and minor alterations as it determines are necessary for such purposes. The phrase “routine maintenance, repairs, and minor alterations” as used in this Section 5.01 shall include only those which are normally expensed under generally accepted accounting principles. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues (and not from the FF&E Reserve) and shall be treated as a Deduction.

5.02 FF&E Reserve

A. Manager shall establish a reserve account (the “FF&E Reserve”), in a bank or similar institution reasonably acceptable to both Manager and Owner, to cover the cost of:

1. Replacements, renewals and additions to the FF&E at the Hotel; and

2. Routine Capital Expenditures.

B. For each Accounting Period from the Effective Date to the expiration of the thirteenth (13th) full Accounting Period after the Effective Date, Manager shall transfer into the FF&E Reserve an amount equal to              percent (    %) of Gross Revenues for such period; for each Accounting Period from the beginning of the fourteenth (14th) full Accounting Period after the Effective Date to the expiration of the twenty-sixth (26th) full Accounting Period after the Effective date, Manager shall transfer into the FF&E Reserve an amount equal to              percent (    %) of Gross Revenues for such period; for each Accounting Period from the beginning of the twenty-seventh (27th) full Accounting Period after the Effective date to the expiration of the thirty-ninth (39th) full Accounting Period after the Effective date, Manager shall transfer into the FF&E Reserve an amount equal to              percent (    %) of Gross Revenues for each such Accounting Period; and, commencing with the beginning of the fortieth (40th) full Accounting Period after the Effective date and for all Accounting Periods thereafter, subject to the provisions of Section 5.02.E, below, Manager shall transfer into the FF&E Reserve an amount equal to              percent (    %) of Gross Revenues for each such Accounting Period. Transfers into the FF&E Reserve shall be made at the time of each interim accounting described in Section 4.01 hereof. All amounts transferred into the FF&E Reserve pursuant to this Section 5.02.B shall be paid from Gross Revenues as Deductions.

C. 1. Manager shall prepare an annual estimate (the “FF&E Estimate”) of the expenditures necessary for (i) replacements, renewals and additions to the FF&E of the Hotel and (ii) Routine Capital Expenditures, during the ensuing Fiscal Year, and shall deliver the FF&E Estimate to Owner for its review and comment (and approval, in the event Section 5.02.C.2 below is applicable), at the same time as Manager submits the preliminary business plan described in Section 4.08.A. The FF&E Estimate shall also indicate the estimated time schedule for making such replacements, renewals, and additions, a reasonable description of items required to be replaced, the number of units to be replaced, unit costs and costs in the aggregate, together with such additional information as Owner shall reasonably request, to the extent then known by Manager. Manager shall consider in good faith Owner’s comments regarding the FF&E Estimate.

2. (a) The Owner agrees that it shall take all reasonable steps to enable Manager to maintain System Standards at the Hotel and it agrees that the funds within the FF&E Reserve shall be spent over a reasonable period of time on maintaining the System Standards. The Owner recognizes that FF&E replacements and routine capital expenditures occur at regular cycles for soft goods, case goods and routine capital expenditures, which cycles are incorporated in Systems Standards. Owner shall have no approval rights over (x) any expenditure for FF&E in an amount less than One Hundred Thousand Dollars ($100,000) as adjusted by the GDP Deflator or (y) whether any Required Expenditure (as defined below) shall be made. Consistent with the foregoing, Owner shall have the right to approve a given project that is not a Required Expenditure if the expenditures from the FF&E Reserve for such project exceed One Hundred Thousand Dollars ($100,000) as adjusted by the GDP Deflator.

(b) At Owner’s request, Manager shall review with Owner, and Manager shall in good faith give due consideration to any suggestions from Owner, prior to making any Required Expenditure, taking into account the timing of the Required Expenditure and the then-existing condition of the FF&E to be replaced.

(c) A “Required Expenditure” shall be any project which predominantly consists of a scheduled, periodic renovation plan for the Hotel’s soft goods or case goods, involves ordinary repair or replacement of equipment or furnishing typically funded out of the FF&E Reserve or is required pursuant to System Standards.

3. Owner shall have forty-five (45) days after receipt of the applicable FF&E Estimate to review and approve any expenditure contained therein for a project over which Owner has approval rights pursuant to the foregoing provisions. If Owner does not give written notice of its disapproval of any such expenditure (along with the reasons for such disapproval) within such forty-five (45) day period, Owner shall be deemed to have approved such expenditure. If Owner provides written notice of its disapproval as set forth in the immediately preceding sentence, then in the ten (10) day period following Manager’s receipt of Owner’s disapproval, the parties shall attempt to resolve in good faith the objections so specified by Owner. If one or more of such objections have not been resolved as of the end of such ten (10) day period, any such matter may be referred by either party to the Expert panel for resolution in accordance with the provisions of Section 11.20. In resolving such dispute, the Expert panel shall determine whether such project should be funded from the FF&E Reserve, giving due consideration to (x) the expected return on the investment related to such project and (y) whether such project is required in order to maintain the competitive position of the Hotel, as compared to other hotels that are similar in size, type and functionality to the Hotel. In addition, if during such ten (10) day period, the parties are not able to agree as to whether Owner has the right to approve a specific project pursuant to the above provisions, either party may refer such dispute to the Expert panel for resolution in accordance with the provisions of Section 11.20 (and the Expert panel shall make such determination based on the parameters set forth above). Pending a decision by the Expert panel, Manager may proceed with the implementation of any such expenditure that is not subject to dispute.

D. Manager shall (endeavoring in good faith to comply with the applicable FF&E Estimate) from time to time make such (i) replacements, renewals and additions to the FF&E of the Hotel and (ii) Routine Capital Expenditures, as Manager deems necessary, up to the balance in the FF&E Reserve. No expenditures will be made in excess of said balance without the approval of Owner and Manager shall not make any expenditure over which Owner has approval pursuant to the provisions of Section 5.02.C prior to obtaining Owner’s approval therefor (or, if applicable, obtaining the determination of the Expert that such expenditure is permitted). In addition, Manager shall not, without Owner’s approval, make any expenditures from the FF&E Reserve that, in the aggregate, exceed the total aggregate amount of expenditures set forth in the then-applicable FF&E Estimate; provided, however, that Manager shall be authorized to take appropriate remedial action (including making any necessary expenditures from the FF&E Reserve above the total aggregate amount set forth in the then-applicable FF&E Estimate), without receiving Owner’s prior approval, to remedy or respond to any of the Emergency Requirements (provided further that Manager shall notify Owner of any such remedial action that requires more than a de minimus expenditure of funds from the FF&E Reserve). At the end of each Fiscal Year, any amounts remaining in the FF&E Reserve shall be carried forward to the next Fiscal Year. Proceeds from the sale of FF&E no longer necessary to the operation of the Hotel shall be added to the FF&E Reserve. The FF&E Reserve will be kept in an interest-bearing account, and any interest which accrues thereon shall be retained in the FF&E Reserve. Neither (i) proceeds from the disposition of FF&E nor (ii) interest which accrues on amounts held in the FF&E Reserve shall (a) result in any reduction in the required transfers to the FF&E Reserve set forth in Section 5.02.B above or (b) be included in Gross Revenues.

E. As the Hotel ages, the percentages of Gross Revenues that are set forth in Section 5.02.B may not be sufficient to keep the FF&E Reserve at the levels necessary to make the alterations, improvements, replacements, renewals, and additions to the FF&E of the Hotel, or to make the Routine Capital Expenditures, that are required to maintain the Hotel in accordance with the System Standards. If Manager reasonably believes that the funding of the FF&E Reserve (with respect to the following Fiscal Year or any subsequent Fiscal Year as specified) will not be adequate to maintain the Hotel in accordance with System Standards, Manager shall so notify Owner. Owner shall have forty-five (45) days after receipt of such notification to review and approve Manager’s assessment and recommendations concerning the funding of the FF&E Reserve and, in the event Owner disapproves any portion of Manager’s recommendations, Owner will provide Manager in writing with the specific reasons for its disapproval within such forty-five (45) day period. Thereafter, in the ten (10) day period following Manager’s receipt of Owner’s disapproval, the parties will attempt to resolve in good faith the objections so specified by Owner. In the event that one or more of such objections have not been resolved as of the end of such ten (10) day period, any such matter may be referred by either party to the Expert panel for resolution in accordance with the provisions of Section 11.20. Pending a decision by the Expert panel, Manager may proceed with the implementation of any portion of its assessment and recommendations that is not subject to dispute.

With respect to increased fundings to which Owner does not object, or increased fundings to which it objected but the Expert panel determined were necessary, Owner shall elect in writing one of the following two (2) alternatives within forty-five (45) days after receipt of Manager’s notice or the Expert’s decision, as appropriate:

1. to increase the annual percentage of FF&E Reserve fundings under Section 5.02.B to provide the additional funds required for the specified Fiscal Year(s), which additional FF&E Reserve fundings shall be treated as Deductions; or

2. to make a lump sum contribution to the FF&E Reserve in an amount necessary to increase the FF&E Reserve to a level sufficient to fund the items which necessitated Manager’s request for additional FF&E Reserve fundings; such amount shall be fully repaid (without interest) to Owner from Gross Revenues in equal installments over the period of the next sixty-five (65) Accounting Periods, which installment payments shall be treated as Deductions.

If Owner fails to elect one of the above alternatives within such forty-five (45) day period, Owner shall be deemed to have elected the alternative set forth in Section 5.02.E.1 above. If Owner elects the alternative set forth in Section 5.02.E.2. above and fails to provide the additional funds required thereunder within (i) fifteen (15) days after making such election where such election follows a determination by the Expert panel pursuant to the foregoing provisions, or (ii) forty-five (45) days after Owner’s receipt of Manager’s request for such additional funding where such election does not follow a determination by the Expert panel, such failure shall constitute an Event of Default by Owner. In addition, the placing of any restrictions on the expenditure by Manager of funds from the FF&E Reserve other than as set forth in this Section 5.02 (including, without limitation, restrictions resulting from (a) any Litigation involving the Owner or the Hotel, or (b) a Foreclosure) shall constitute an Event of Default by Owner under Section 9.01.

5.03 Capital Expenditures

A. Manager shall prepare an annual estimate (the “Building Estimate”) of all Capital Expenditures. Manager shall submit the Building Estimate to Owner for its approval at the same time as Manager submits the preliminary business plan described in Section 4.08.A. Manager shall not make any Capital Expenditures without the prior approval of Owner, except as otherwise permitted herein. Owner shall have forty-five (45) days after receipt of such Building Estimate to review and approve such Building Estimate, it being agreed that Owner shall not withhold its approval with respect to Capital Expenditures as are required, in Manager’s reasonable judgment, to keep the Hotel in a first-class, competitive, efficient and economical operating condition in accordance with System Standards, or otherwise required for the continued safe and orderly operation of the Hotel. In the event Owner disapproves any portion of such Building Estimate, Owner shall provide Manager in writing with the specific reasons for its disapproval within such forty-five (45) day period. Thereafter, in the ten (10) day period following Manager’s receipt of Owner’s disapproval, the parties shall attempt to resolve in good faith any objections so specified by Owner. In the event that one or more of such objections have not been resolved as of the end of such ten (10) day period, any such matter may be referred by either party for resolution by the Expert panel in accordance with the provisions of

Section 11.20. Pending a decision by the Expert panel, Manager may proceed with the implementation of any portion of such Building Estimate that is not subject to dispute. It shall be an Event of Default by Owner if Owner (i) fails to provide funding for any Capital Expenditure that Owner has approved within sixty (60) days after the submission to Owner of the Building Estimate requesting such Capital Expenditure, or (ii) fails to provide funding for any Capital Expenditure determined necessary by an Expert panel within sixty (60) days after the Expert panel’s determination.

B. Notwithstanding the provisions of Section 5.03.A, Manager shall be authorized to take appropriate remedial action (including making any necessary Capital Expenditures) without receiving Owner’s prior approval in the following circumstances: (i) if there is an emergency threatening the Hotel, or the life or property of its guests, invitees or employees; (ii) if the Capital Expenditures are necessary to satisfy a Legal Requirement; or (iii) if the continuation of the given condition would subject Manager and/or Owner to civil or criminal liability. Manager shall cooperate with Owner in the pursuit of any such action and shall have the right to participate therein. Owner shall, upon written request by Manager, promptly reimburse all expenditures made by Manager pursuant to this Section 5.03.B.

C. The cost of all Capital Expenditures (including the expenses incurred by either Owner or Manager in connection with any civil or criminal proceeding described above) shall be borne solely by Owner, and shall not be paid from Gross Revenues or from the FF&E Reserve. The amount of Capital Expenditures funded by Owner pursuant to this Section 5.03 (excluding all costs related to the correction of errors, omissions or defects in the design, construction or renovation of the Hotel) shall be included in the calculation of Owner’s Priority, as set forth in the definition of Owner’s Priority.

5.04 Ownership of Replacements

All repairs, alterations, improvements, renewals or replacements made pursuant to this Article V, and all amounts kept in the FF&E Reserve, shall, except as otherwise provided in this Agreement, be the property of Owner.

5.05 Management of Hotel Renovation and Construction Projects

A. Owner shall have the right to manage any Hotel renovation or construction project that exceeds a total budgeted cost of One Hundred Thousand Dollars ($100,000), as adjusted by the GDP Deflator; provided, however, that (i) Marriott International Design & Construction Services, Inc. (and its successors and assigns) shall be allowed to bid on all such projects (which bid may be as a Profit Transaction); (ii) prior to commencement of such project, Owner shall submit to Manager’s Hotel Design Review committee (or such similar committee), for its approval, all project plans, drawings and specifications and shall ensure that the final plans, drawings and specifications pursuant to which such project is undertaken conform to those approved by such committee; (iii) all materials used in, and the quality of installation and finish with respect to, such project shall be equal to or better than those required by System Standards; (iv) the contractors, architects and other consultants utilized by Owner with respect to such project shall be subject to the approval of Manager (based upon reputation and experience) and shall be fully insured and bonded to the reasonable satisfaction of Manager; (v) such project shall not be deemed completed until Manager, in its reasonable judgment, certifies that the project work conforms with all project plans, drawings and specifications approved by Manager; and (vi) Owner shall (x) work cooperatively with Manager to minimize interruption to Hotel operations, and to the experience of the Hotel’s guests, from such project and (y) obtain Manager’s approval prior to undertaking any activity with respect to such project that could affect guest experience at the Hotel or Manager’s operation and management of the Hotel.

B. Manager shall have the right to manage any Hotel renovation or construction project that has a total budgeted cost of One Hundred Thousand Dollars ($100,000) or less, as adjusted by the GDP Deflator, and shall have the right to contract with Marriott International Design & Construction Services, Inc. (and its successors and assigns) to perform the work related to any such project; provided, however, the contract with Marriott International Design & Construction Services, Inc. shall satisfy the Competitive Terms Standards. If Owner asks Manager to manage a Hotel renovation or construction project that has a total budgeted cost of One Hundred Thousand Dollars ($100,000) or more, as adjusted by the GDP Deflator and Manager agrees to manage the Hotel renovation or construction project, Owner can require Manager to obtain two (2) bids from contractors (other than Marriott International Design & Construction Services, Inc.) to perform the work related to any such project.

ARTICLE VI

INSURANCE

6.01 Property Insurance

Commencing with the Effective date, Owner shall procure and maintain the following:

A. Property insurance (and to the extent applicable builders risk insurance), including boiler and machinery coverage, on the Hotel building(s) and contents against loss or damage by fire, lightning and all other risks as commonly covered by an “all risk of physical loss,” form or equivalent policy of insurance, including, but not limited to, fire, windstorm, sprinkler leakage, vandalism and malicious mischief, water damage, explosion of steam boilers, pressure vessels and other similar apparatus, and other hazards generally included under extended coverage, in an amount not less than the full replacement cost (less excavation and foundation costs) of the Hotel Improvements, contents, signs awnings, canopies, gazebos, fences and retaining walls. Such coverage shall include an agreed value provision, waiver of co-insurance, landscape improvements coverage of not less than One Million Dollars ($1,000,000) and law and ordinance coverage in an amount equal to twenty-five percent (25%) of the replacement value or Ten Million Dollars ($10,000,000) whichever is greater;

B. Business interruption insurance including extra expense covering at least two (2) years’ loss of profits, necessary continuing expenses, and if applicable, rent, for interruptions at the Hotel, including an extended period of indemnity of not less than 365 days, caused by any occurrence covered by the insurance referred to in Section 6.01.A, Section 6.01.C and Section 6.01.D;

C. Flood insurance, if the Hotel is located in whole or in part within an area identified as having a special flood hazard under the National Flood Insurance Program;

D. If the Hotel is located in an “earthquake prone zone” as determined by the U.S. Geological Survey, Owner shall maintain coverage for loss or damage caused by earthquake. Such coverage, including business interruption, shall be for not less than the probable maximum loss as determined by a recognized earthquake-engineering firm reasonably acceptable to Owner and Manager, less a reasonable deductible. Owner shall provide written notice to Manager if actual losses meet or exceed such limits.

E. Such other property insurance as is customarily required by Manager at similar hotels.

F. All insurance procured by Owner hereunder shall be obtained from reputable insurance companies of recognized responsibility and financial standing reasonably acceptable to Manager. Any deductibles under said policies shall be subject to the reasonable approval of Manager and, upon such approval, shall be paid as Deductions.

G. All such policies of insurance shall be carried in the name of Owner, with Manager as an additional insured. Any property losses thereunder shall be payable to the respective parties as their interests may appear. The documentation with respect to each Mortgage shall contain provisions to the effect that proceeds of the insurance policies required to be carried under Section 6.01 shall be available for repair and restoration of the Hotel, to the extent required pursuant to Section 7.01.

H. Owner shall deliver to Manager certificates of insurance or upon request, a certified copy of the policy, so procured and, in the case of insurance policies about to expire, shall deliver certificates with respect to the renewal thereof.

I. All such certificates of insurance shall, to the extent obtainable, state that the insurance shall not be canceled, nonrenewed, or materially changed without at least thirty (30) days’ prior written notice to the certificate holder.

J. Owner hereby waives its rights of recovery and its insurer rights of subrogation from Manager or any of its Affiliates (and their respective directors, officers, shareholders, agents and employees) for loss or damage to the Hotel, and any resultant interruption of business regardless of the cause of such property or business interruption loss.

K. All reasonable insurance premiums for insurance procured pursuant to this Section 6.01 shall be treated as Deductions.

6.02 Operational Insurance

Commencing with the Effective date and thereafter during the Term, Manager shall procure and maintain the following:

A. Commercial general liability insurance against claims for bodily injury, death or property damage occurring on, in or in conjunction with the operations of the Hotel, and automobile liability insurance on vehicles operated in conjunction with the Hotel, with a combined single limit for each occurrence of not less than One Hundred Million Dollars ($100,000,000);

B. Workers’ compensation coverage as may be required under applicable laws covering all of Manager’s employees at the Hotel, and employer’s liability insurance of not less than One Million Dollars ($1,000,000) per accident/disease;

C. Fidelity bond coverage in an amount not less than Two Million Dollars ($2,000,000) covering Manager’s employees at the Hotel; and

D. Employment practices liability insurance covering all of Manager’s employees at the Hotel, to the extent available at commercially reasonable rates and terms, in an amount not less than One Million Dollars ($1,000,000);

E. Such other insurance in amounts as Manager, in its reasonable judgment, deems advisable for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel.

F. All insurance described in Section 6.02 may be obtained through blanket insurance programs, provided that such blanket programs substantially fulfill the requirements specified herein. The blanket insurance programs may include an “Insurance Retention.” Insurance Retention shall mean the deductibles or risk retention levels; however, the Hotel’s responsibility for such deductibles or risk retention levels shall be limited to the Hotel’s per occurrence limit for any loss or reserve as established for the Hotel, which limit shall be the same as other similar hotels participating in the blanket insurance programs.

G. All insurance required under Section 6.02 shall be carried in the name of Manager. The insurance required under Section 6.02.A shall include Owner, and any Mortgagees specified by Owner, in writing, as additional insureds.

H. Manager, upon request, shall deliver to Owner certificates of insurance evidencing the insurance coverages required under Section 6.02.A and any renewals thereof. All such certificates of insurance shall, to the extent obtainable, state that the insurance shall not be canceled or materially reduced without at least thirty (30) days’ prior written notice to the certificate holder.

I. All insurance premiums, costs and other expenses, including any Insurance Retention, for insurance procured pursuant to this Section 6.02 shall be treated as Deductions. All charges under the blanket programs shall be allocated to the Hotel and other similar participating hotels on a reasonable basis. Any losses and associated costs and expenses that are uninsured shall be treated as a cost of insurance and shall also be treated as Deductions.

J. Upon Termination, a reserve in an amount determined by Manager based on loss projections, shall be established from Gross Revenues to cover the amount of any Insurance Retention and all other costs and expenses that will eventually have to be paid by either Owner or Manager with respect to pending or contingent claims, including those that arise after Termination for causes arising during the Term. If Gross Revenues are insufficient to meet the requirements of such reserve, Owner shall deliver to Manager, within ten (10) days after receipt of Manager’s written request thereof, the sums necessary to establish such reserve; and if Owner fails to timely deliver such sums to Manager, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw the amount of such expenses from the Operating Accounts, the FF&E Reserve, the Working Capital funds or any other funds of Owner held by or under the control of Manager.

ARTICLE VII

DAMAGE, REPAIR AND CONDEMNATION

7.01 Damage and Repair

A. If, during the Term, the Hotel is damaged by a Minor Casualty, Manager shall, with all reasonable diligence, proceed to process the claim with the applicable insurance carriers, including settling such claim, and to make the necessary arrangements with appropriate contractors and suppliers to repair and/or replace the damaged portion of the Hotel. Owner’s consent shall not be needed for Manager to perform any of the foregoing, all of which shall be performed in accordance with Manager’s reasonable judgment. Owner agrees to sign promptly any documents which are necessary to process and/or adjust the claim with the insurance carriers, as well as any contracts with such contractors and/or suppliers.

B. If, during the Term, the Hotel suffers a Total Casualty, this Agreement shall be terminable at the option of either party upon ninety (90) days’ written notice to the other party. Such notice must be sent within thirty (30) days after the date of the Total Casualty.

C. If, during the Term, the Hotel is damaged by fire, casualty or other cause to a greater extent than a Minor Casualty, but not to the extent of a Total Casualty, or if the Hotel suffers a Total Casualty but neither party elects to terminate under Section 7.01.B, Owner shall, at its cost and expense and with all reasonable diligence, repair and/or replace the damaged portion of the Hotel to the same condition as existed previously. Manager shall have the right to discontinue operating the Hotel to the extent it deems necessary to comply with applicable Legal Requirements or as necessary for the safe and orderly operation of the Hotel. To the extent available, proceeds from the insurance described in Section 6.01 of this Agreement shall be applied to such repairs and/or replacements. If Owner fails to so promptly commence and complete the repairing and/or replacement of the Hotel so that it shall be substantially the same as it was prior to such damage or destruction, such failure shall be an Event of Default by Owner.

7.02 Condemnation

A. In the event all or substantially all of the Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Hotel shall be so taken, but the result is that it is unreasonable to continue to operate the Hotel in accordance with the standards required by this Agreement, this Agreement shall terminate. Owner and Manager shall each have the right to initiate such proceedings as they deem advisable to recover any compensation to which they may be entitled.

B. In the event a portion of the Hotel shall be taken by the events described in Section 7.02.A, or the entire (or portion of the) Hotel is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate the Hotel, this Agreement shall not terminate. However, so much of any award for any such partial taking or condemnation as shall be necessary to render the Hotel equivalent to its condition prior to such event shall be used for such purpose; and Manager shall have the right to discontinue operating the Hotel to the extent it deems necessary for the safe and orderly operation of the Hotel.

ARTICLE VIII

OWNERSHIP OF THE HOTEL

8.01 Ownership of the Hotel

A. Owner hereby covenants that it holds good and marketable fee title to the Site, subject to the exceptions set forth on the title policy attached as Exhibit E hereto, and that, during the Term, it will have and maintain good and marketable fee title to the Site free and clear of any and all liens, encumbrances or other charges, except as follows:

1. easements or other encumbrances (other than those described in Section 8.01.A.2 and Section 8.01.A.3 hereof) that (a) do not adversely affect the operation of the Hotel by Manager and that are not prohibited pursuant to Section 8.04 of this Agreement or (b) those listed in the title policy attached as Exhibit E hereto;

2. Qualified Mortgages; or

3. liens for taxes, assessments, levies or other public charges not yet due or due but not yet payable.

B. Owner shall pay and discharge, on or before the due date, any and all payments due under any Mortgage that Owner has entered into with respect to the Hotel. Owner shall indemnify, defend, and hold Manager harmless from and against all claims, litigation and damages arising from the failure to make any such payments as and when required; and this obligation of Owner shall survive Termination. Manager shall have no responsibility for payment of debt service due with respect to the Hotel, from Gross Revenues or otherwise, and such responsibility shall be solely that of Owner.

C. Owner covenants that Manager shall quietly hold, occupy and enjoy the Hotel in accordance with the terms of this Agreement throughout the Term hereof free from hindrance, ejection or molestation by Owner or any other party claiming under, through or by right of Owner. Owner agrees to pay and discharge any payments and charges and, at its expense, to prosecute all appropriate actions, judicial or otherwise, necessary to assure such free and quiet occupation.

8.02 Mortgages

A. Owner shall be permitted to encumber the Hotel and/or the Site with any Mortgage, provided that such Mortgage meets all of the following requirements:

1. The proposed Mortgage is from an Institutional Lender and is on commercially reasonable terms and conditions;

2. (i) As of the date of the closing of the proposed financing, the aggregate principal balance of all Mortgages encumbering the Hotel, including the proposed Mortgage, shall be no greater than seventy percent (70%) of the fair market value of the Hotel or

(ii) As of the date of the closing of the proposed financing, the aggregate principal balance of all Mortgages encumbering the Hotel, including the proposed Mortgage, shall be no greater than seventy-five percent (75%) of the fair market value of the Hotel and, as of the date of the closing of the proposed financing, the ratio (the “DSCR”) of (x) the total, projected aggregate Operating Profit for the thirteen (13) full Accounting Periods immediately following such date to (y) the annual debt service for all Mortgages encumbering the Hotel, including the proposed Mortgage, shall be projected to equal or exceed one and one-tenth to one (1.1:1); the DSCR for the thirteen (13) full Accounting Periods immediately following the first anniversary of the closing of the proposed financing shall be projected to equal or exceed one and one-quarter to one (1.25:1); the DSCR for the thirteen (13) full Accounting Periods immediately following the second anniversary of the closing of the proposed financing shall be projected to equal or exceed one and three-tenths to one (1.3:1); and the DSCR for the thirteen (13) full Accounting Periods immediately following the third anniversary of the closing of the proposed financing shall be projected to equal or exceed one and four-tenths to one (1.4:1);

3. Owner, Manager and the holder of such Mortgage shall have entered into a Subordination Agreement (to be recorded in the real property records in the jurisdiction where the Site is located) as further described in Section 8.03 below; and

4. Projections of Operating Profit for the thirteen (13) full Accounting Periods immediately following the closing of the proposed financing will be consistent with the approved Business Plan at the time of the closing of such financing. All other projections of Operating Profit for purposes of calculating the DSCR in Section 8.02.A.2 shall be subject to the mutual approval of Owner and Manager.

B. In the event the proposed Mortgage is a refinancing of an existing Mortgage, the initial principal amount of the new Mortgage may exceed the principal amount of a Mortgage permitted pursuant to Section 8.02.A.2 as long as (i) the initial principal amount of the new Mortgage does not exceed the lesser of the (x) initial principal amount of the existing Mortgage and (y) current principal amount of the existing Mortgage, and (ii) the new Mortgage satisfies the requirements set forth in clauses 8.02.A.1 and 8.02.A.3.

C. Notwithstanding the requirements of Section 8.03, in the event the proposed Mortgage is from an Institutional Lender, is on commercially reasonable terms and conditions, and the aggregate principal balance of all Mortgages encumbering the Hotel, including the proposed Mortgage, is less than sixty percent (60%) of the fair market value of the Hotel as of the date of the closing of the proposed financing, Owner shall not be obligated to obtain a Subordination Agreement from the Mortgagee of the proposed Mortgage.

D. For purposes of this Section 8.02, the fair market value of the Hotel shall be reasonably determined by Owner and Manager. If Owner and Manager do not agree on such fair market value, either party may request that a licensed appraiser (reasonably acceptable to both parties) shall determine the fair market value of the Hotel. If the parties cannot agree on an appraiser within ten (10) days after the date on which either party notifies the other that it wishes to have the fair market value of the Hotel be determined by an appraisal, either party may elect to have such fair market value determined by a panel of Experts pursuant to Section 11.20. Any Mortgage which meets all of the requirements set forth in this Section 8.02 shall be referred to in this Agreement as a “Qualified Mortgage.”

E. In the event Manager receives any reasonable request for information on the Hotel from the holder of any Qualified Mortgage (and including any Affiliate of Manager providing any financing in connection with the Hotel), Owner agrees that Manager is hereby authorized to provide or distribute such information directly to such lender.

8.03 Subordination, Non-Disturbance and Attornment

A. Owner shall obtain from any Mortgagee which holds a Mortgage as of the Effective date or thereafter an agreement (the “Subordination Agreement”), which (i) is satisfactory in all respects to Manager and such Mortgagee and (ii) shall be recordable in the jurisdiction where the Hotel is located, pursuant to which:

1. The right, title and interest of Manager in and to the Hotel under this Agreement shall be subject and subordinate to the lien of the Mortgage;

2. If there is a Foreclosure of such Mortgage, and Termination of this Agreement has not occurred, Manager shall be obligated to each Subsequent Owner to perform all of the terms and conditions of this Agreement for the balance of the remaining Term hereof, with the same force and effect as if such Subsequent Owner were the Owner; and

3. If there is a Foreclosure of such Mortgage, (i) this Agreement shall not be terminated, (ii) Mortgagee and all Subsequent Owners shall recognize Manager’s rights under this Agreement, (iii) Manager shall not be named as a party in any Foreclosure action or proceeding and (iv) Manager shall not be disturbed in its right to manage and operate the Hotel pursuant to the provisions of this Agreement.

B. In the event that the Subordination Agreement contains provisions requiring Manager (upon a default under the Mortgage, or upon various other stipulated conditions) to pay certain amounts which are otherwise due to Owner under this Agreement to the Mortgagee or its designee (rather than to Owner), Owner hereby gives its consent to such provisions, which consent shall be deemed to be irrevocable until the entire debt secured by the Mortgage has been discharged.

C. Prior to encumbering the Hotel or the Site with any Mortgage, Owner shall obtain from the proposed Mortgagee an executed, recordable Subordination Agreement. Manager agrees to execute such Subordination Agreement for the benefit of such proposed Mortgagee. If Owner encumbers the Hotel or the Site with a Mortgage without first obtaining such a Subordination Agreement from the Mortgagee: (i) it shall constitute an Event of Default by Owner; and (ii) in addition, Manager shall thereafter have a continuing right to terminate this Agreement upon sixty (60) days’ prior written notice to Owner, unless Owner obtains a Subordination Agreement prior to Manager’s exercise of such termination right. In addition, any Mortgage described in the preceding sentence shall be subject and subordinate to Manager’s rights under this Agreement.

D. Notwithstanding the subordination of this Agreement which is described in Section 8.03.A.1, if, in connection with the exercise by any Mortgagee of its remedies under any Mortgage, there is an adverse impact upon the operation of the Hotel by Manager in accordance with the System Standards, the foregoing shall constitute an Event of Default by Owner.

8.04 No Covenants, Conditions or Restrictions

A. Owner covenants that, as of the Effective date and during the Term, there will not be (unless Manager has given its prior consent thereto) any covenants, conditions or restrictions, including reciprocal easement agreements or cost-sharing arrangements (individually or collectively referred to as “CC&R(s)”) affecting the Site or the Hotel, other than those set forth on the title policy attached to this Agreement as Exhibit E, (i) which would prohibit or limit Manager from operating the Hotel in accordance with the System Standards, including related amenities proposed for the Hotel; (ii) which would allow the Hotel facilities (for example, parking spaces) to be used by persons other than guests, invitees or employees of the Hotel; (iii) which would allow the Hotel facilities to be used for specified charges or rates which have not been approved by Manager; or (iv) which would subject the Hotel to exclusive arrangements regarding food and beverage operation or retail merchandise.

B. Owner shall submit all proposed CC&R’s to Manager for its approval. Manager’s consent to any such CC&R shall be conditioned (among other things) on satisfactory evidence that: (i) the CC&R in question provides a reasonable benefit to the operation of the Hotel; (ii) the costs incurred (including administrative expenses) pursuant to such CC&R will be both reasonable and allocated to the Hotel on a reasonable basis; and (iii) no capital expenditures incurred pursuant to said CC&R will be paid from Gross Revenues or from the FF&E Reserve (but rather, such capital expenditures will be paid separately by Owner). All CC&R’s set forth on Exhibit E-1 plus all future CC&R’s which have been approved by Manager shall constitute a Deduction and shall be paid from Gross Revenues. The costs incurred (including administrative expenses) pursuant to any CC&R not set forth on Exhibit E-1 or approved by Manager pursuant to this Section 8.04.B shall be paid by Owner from its own funds and not from Gross Revenues or from the FF&E Reserve.

8.05 Liens; Credit

Manager and Owner shall use commercially reasonable efforts to prevent any liens from being filed against the Hotel which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Hotel, and shall cooperate fully in obtaining the release of any such liens. The cost of releasing any lien shall be treated the same as the cost of the matter to which it relates. In no event shall either party borrow money in the name of or pledge the credit of the other.

8.06 Amendments Requested by Mortgagee

If requested by any Mortgagee or prospective Mortgagee, Manager agrees to execute and deliver any amendment of this Agreement that is reasonably required by such Mortgagee or prospective Mortgagee, provided that Manager shall be under no obligation to amend this Agreement if the result of such amendment would be: (i) to reduce, defer or delay the amount of any payment to be made to Manager hereunder; (ii) to materially and adversely increase Manager’s obligations or affect Manager’s rights under this Agreement; (iii) to change the Term; (iv) to cause the Hotel to be operated other than pursuant to the System Standards and other provisions hereof; or (v) to amend Section 5.02, Section 5.03 or Article VI. Any such amendment shall be in effect only for the period of time in which such Mortgage is outstanding.

ARTICLE IX

DEFAULTS

9.01 Events of Default

Each of the following shall constitute a “Default” under this Agreement.

A. The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party, or the admission by either party that it is unable to pay its debts as they become due. Upon the occurrence of any Default by either party (referred to as the “defaulting party”) as described under this Section 9.01.A, said Default shall be deemed an “Event of Default” under this Agreement. The parties expressly agree that such Event of Default would have a material adverse effect on the non-defaulting party.

B. The consent to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by either party. Upon the occurrence of any Default by either party as described under this Section 9.01.B, said Default shall be deemed an “Event of Default” under this Agreement. The parties expressly agree that such Event of Default would have a material adverse effect on the non-defaulting party.

C. The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive). Upon the occurrence of any Default by either party as described under this Section 9.01.C, said Default shall be deemed an “Event of Default” under this Agreement. The parties expressly agree that such Event of Default would have a material adverse effect on the non-defaulting party.

D. The failure of either party to make any payment required to be made in accordance with the terms of this Agreement, as of the due date as specified in this Agreement. Upon the occurrence of any Default by either party as described under this Section 9.01.D, said Default shall be deemed an “Event of Default” under this Agreement if the defaulting party fails to cure such Default within ten (10) days after receipt of written notice from the non-defaulting party demanding such cure.

E. Subject to the provisions of Section 4.1 of the Addendum, the failure of Owner to complete the design, construction, furnishing and equipping of the Hotel Improvements in the manner contemplated by the Addendum on or before the dates set forth in the time schedules mutually approved by Owner and Manager in Section 4.1 of the Addendum and in accordance with the time periods set forth in Section 4.1 of the Addendum. Upon the occurrence of any

Default by Owner as described under this Section 9.01.E, said Default shall be deemed an “Event of Default” under this Agreement if Owner fails to cure the Default within thirty (30) days after receipt of written notice from Manager demanding such cure.

F. Owner or any of Owner’s Affiliates is or becomes a Specially Designated National or Blocked Person. Upon the occurrence of any Default as described in this Section 9.01.F, said Default shall be deemed an “Event of Default” under this Agreement. The parties expressly agree that such Event of Default would have a material adverse effect on the non-defaulting party.

G. The failure of either party to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after the defaulting party’s receipt of written notice from the non-defaulting party of said failure. Upon the occurrence of any Default by either party as described under this Section 9.01.G, said Default shall be deemed an “Event of Default” under this Agreement if the defaulting party fails to cure the Default within thirty (30) days after receipt of written notice from the non-defaulting party demanding such cure, or, if the Default is such that it cannot reasonably be cured within said thirty (30) day period of time, if the defaulting party fails to commence the cure of such Default within said thirty (30) day period of time or thereafter fails to diligently pursue such efforts to completion.

9.02 Remedies

A. Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action:

(i) To institute forthwith any and all proceedings permitted by law or equity with respect to such Event of Default, including, without limitation (but subject to the provisions of Sections 11.20 and 11.21 hereof), actions for specific performance and/or damages;

(ii) To avail itself of the remedies described in Section 9.03; and

(iii) To terminate this Agreement, provided, however, that a non-defaulting party may not terminate this Agreement on the basis of an Event of Default unless and until (x) such Event of Default has a material adverse effect on the non-defaulting party and, (y) if the defaulting party contests the occurrence of the Event of Default or its effect on the non-defaulting party, a court of competent jurisdiction has issued a final, binding and non-appealable order finding that the Event of Default has occurred and that it has such a material adverse effect.

B. A non-defaulting party that has the right to terminate this Agreement pursuant to Section 9.02.A(iii) shall do so by written notice to the defaulting party submitted after satisfaction of the provisions of Section 9.02.A(iii). Such termination shall be effective as of the effective date set forth in such notice, provided that such effective date shall occur at least thirty (30) days after the date on which the defaulting party receives such notice and further provided that, if the defaulting party is Manager, such period of thirty (30) days shall be extended to seventy-five (75) days (or such longer period of time as may be necessary under Legal Requirements pertaining to termination of employment).

9.03 Additional Remedies

A. Upon the occurrence of a Default by either party under the provisions of Section 9.01.D, the amount owed to the non-defaulting party shall accrue interest, at an annual rate equal to the Prime Rate plus three (3) percentage points, from and after the date on which the Default occurred.

B. Upon the occurrence of a Default by Owner under the provisions of Section 9.01.D, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw the amount (plus accrued interest as described in Section 9.03.A above) owed to Manager by Owner from distributions otherwise payable to Owner pursuant to Section 3.02 and Section 4.01 of this Agreement.

C. Manager and/or any Affiliate of Manager shall be entitled, in case of any breach of the covenants of Section 11.11.E, Section 11.11.F or Section 11.12 by Owner or others claiming through it, to injunctive relief and to any other right or remedy available at law or in equity.

D. The remedies granted under Section 9.02 and Section 9.03 shall not be in substitution for, but shall be in addition to, any and all rights and remedies available to the non-defaulting party (including, without limitation, injunctive relief and damages) by reason of applicable provisions of law or equity and shall survive Termination.

ARTICLE X

ASSIGNMENT AND SALE

10.01 Assignment

A. Manager shall not assign or transfer its interest in this Agreement without the prior consent of Owner; provided, however, that Manager shall have the right, without Owner’s consent, to (1) assign its interest in this Agreement to Marriott or any Affiliate of Marriott, (2) subject to Sections 1.16 and 1.17 hereof, lease shops or grant concessions at the Hotel so long as the terms of any such leases or concessions do not exceed the Term, (3) assign its interest in this Agreement in connection with a merger or consolidation or a sale of all or substantially all of the assets of Manager or Marriott, and (4) assign its interest in this Agreement in connection with a merger or consolidation or a sale of all or substantially all of the Marriott Hotel System assets owned by Manager, Marriott or any Affiliate of Manager or Marriott.

B. Owner shall not assign or transfer its interest in this Agreement without the prior consent of Manager; provided, however, that Owner shall have the right, without such consent, to (1) conditionally assign this Agreement as security for a Mortgage encumbering the Hotel in accordance with this Agreement, and (2) assign its interest in this Agreement in connection with a Sale of the Hotel which complies with the provisions of Section 10.02 of this Agreement.

C. In the event either party consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. An assignment by Owner of its interest in this Agreement shall not relieve Owner from its obligations under this Agreement that accrued prior to the date of such assignment, but shall relieve Owner of such obligations accruing on and after such date if the assignment by Owner complies with Section 10.1.B and if Manager has received an assumption agreement executed by the assignee (in form and substance reasonably satisfactory to Manager).

D. Subject to the provisions of this Article X, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, heirs, legal representatives, or assigns of each of the parties hereto.

10.02 Sale of the Hotel

A. Owner shall not enter into any Sale of the Hotel to any Person (or any Affiliate of any Person) who: (1) does not, in Manager’s reasonable judgment, have sufficient financial resources and liquidity to fulfill Owner’s obligations under this Agreement; (2) is known in the community as being of bad moral character, or has been convicted of a felony in any state or federal court, or is in control of or controlled by persons who have been convicted of felonies in any state or federal court; (3) either directly or indirectly, has an ownership interest (excluding that of a mere franchisee or a mere passive investor with a non-controlling interest) in a brand of hotels totaling at least ten (10) full-service hotels or twenty-five (25) select-service hotels, or in a group of hotels totaling at least ten (10) full-service hotels or twenty-five (25) select-service hotels that are not affiliated with a brand but that are marketed and operated as a collective group, if such brand or group of hotels compete with Manager, Marriott or any Affiliate of either that operates a brand or group of hotels; or (4) is, or any of its Affiliates or any other Person related to such Person that is proscribed by applicable law is, a Specially Designated National or Blocked Person. Furthermore, Owner shall not enter into a Sale of the Hotel if Owner is at the time in Default under the terms of this Agreement unless such Sale of the Hotel is pursuant to a Foreclosure.

B. If Owner decides to sell the Hotel to a third party, then prior to offering the Hotel for sale or negotiating a Sale of the Hotel with any third party, Owner will give Manager notice of such decision, and both Owner and Manager will, during the period of twenty (20) days after such notice, attempt in good faith to negotiate a mutually satisfactory agreement for the purchase of the Hotel. For purposes of this Section 10.02.B, a sale to a third party shall not include any transfer, sale or assignment to a Mortgagee nor to a sale at Foreclosure under a Mortgage. If, after the expiration of twenty (20) days following the date of Owner’s notice of its desire to sell the Hotel, Owner and Manager have not entered into a mutually acceptable agreement for the purchase of the Hotel, Owner shall be free to sell or lease the Hotel to a third party, provided that any such sale or lease shall be subject to the following further conditions:

1. Owner shall deliver a written notice (the “Notice of Proposed Sale”) of the proposed Sale of the Hotel to Manager stating: (i) the name of the prospective purchaser or tenant, as the case may be; (ii) the price or rental; and (iii) the terms and conditions of such proposed Sale of the Hotel, together with all other information reasonably requested by Manager.

2. Within twenty (20) days after the date of receipt of such Notice of Proposed Sale from Owner and such other information, Manager shall elect, by written notice to Owner, one of the following two (2) alternatives:

a. To consent to such Sale of the Hotel and to the assignment of this Agreement to such purchaser or tenant, provided that concurrently with the closing thereof, the purchaser or tenant, as the case may be, shall, by appropriate instrument in form satisfactory to Manager, assume all of Owner’s obligations under this Agreement. An executed original of such assumption agreement shall be delivered to Manager; or

b. To not consent to such proposed Sale of the Hotel, based upon such Sale of the Hotel not being in compliance with Section 10.02.A above, in which event such Sale of the Hotel shall not be permitted hereunder and it shall be an Event of Default for Owner to proceed with such Sale of the Hotel.

C. If Manager shall fail to elect one of the alternatives set forth in Section 10.02.B.2 above, within said twenty (20) day period, such failure shall be deemed to constitute an election to consent under Section 10.02.B.2.a above, and the provisions thereof shall prevail as if Manager had consented in writing thereto. Any proposed Sale of the Hotel with respect to which a Notice of Proposed Sale has been delivered by Owner to Manager hereunder must be finalized within one hundred eighty (180) days following the delivery of such Notice of Proposed Sale. Failing such finalization, such Notice of Proposed Sale, and any response thereto given by Manager, shall be null and void and all of the provisions of Section 10.02.B and Section 10.02.C must again be complied with before Owner shall have the right to finalize a Sale of the Hotel upon the terms contained in said Notice of Proposed Sale, or otherwise.

D. If Manager consents (or is deemed to have consented) to the proposed Sale of the Hotel, then Manager shall have the option to require (in lieu of receipt of the assumption agreement described in Section 10.02.B.2.a) that such purchaser or tenant enter into a new management agreement with Manager, which new management agreement will be on all of the terms and conditions of this Agreement except that the Term of any such new agreement shall consist only of the balance of the Term remaining under this Agreement at the time of execution of any such new management agreement. Such new management agreement shall be executed by Manager and such new owner at the time of closing of the Sale of the Hotel, and a memorandum of such new management agreement shall be executed by the parties and recorded immediately following recording of the deed or memorandum of lease (or assignment) and prior to recordation of any other documents.

E. Owner hereby represents and warrants to Manager that: (i) neither Owner nor any of Owner’s Affiliates nor any other Person related to Owner that is proscribed by applicable law is a Specially Designated National or Blocked Person; and (ii) its equity is directly and (if applicable) indirectly owned as shown on Exhibit H. In connection with the possibility of a Sale of the Hotel achieved by means of a transfer of the controlling interest in Owner, Owner shall, from time to time, within thirty (30) days after written request by Manager, furnish Manager with a list of the names and addresses of the direct and indirect owners of capital stock, partnership interest, limited liability company interests, or other proprietary interest of Owner (but only those owners which hold an ownership interest of thirty percent (30%) or more), or the partnership interests (both (i) general partner and (ii) any limited partner holding an ownership interest of thirty percent (30%) or more) in Owner. In addition, Owner shall notify Manager of any transaction or series of transactions in which Owner, or any Parent Owner, reduces its ownership interest in the Hotel below fifty percent (50%) or in which the then-controlling interest in Owner or any Parent Owner is reduced below fifty percent (50%). Manager agrees that it will treat all such lists as confidential.

F. It is understood that no Sale of the Hotel shall reduce or otherwise affect: (i) the current level of Working Capital; (ii) the outstanding balance deposited in the FF&E Reserve; (iii) the outstanding balance in any of the Operating Accounts maintained by Manager pursuant to this Agreement; or (iv) Owner’s Priority. If, in connection with any Sale of the Hotel, the selling Owner intends to withdraw, for its own use, any of the cash deposits described in the preceding sentence, the selling Owner must obtain the contractual obligation of the buying Owner to replenish those deposits (in the identical amounts) simultaneously with such withdrawal. The selling Owner is hereby contractually obligated to Manager to ensure that such replenishment in fact occurs. The obligations described in this Section 10.02.F shall survive such Sale of the Hotel and shall survive Termination.

G. The terms and provisions of this Agreement shall be binding upon all successors to Owner’s interest in the Site and/or the Hotel. Each selling Owner shall be obligated to Manager to obtain from each buying Owner an assumption (reasonably satisfactory to Manager) of this Agreement, and this obligation of the selling Owner (as well as all other obligations under this Agreement) shall survive any Sale of the Hotel and any Termination of this Agreement.

H. Manager shall have the right (without prejudice to its rights to declare an Event of Default and seek damages or other compensation) to terminate this Agreement, on thirty (30) days’ written notice, if title to or possession of the Hotel is transferred by judicial or administrative process (including, without limitation, a Foreclosure, or a sale pursuant to an order of a bankruptcy court, or a sale by a court-appointed receiver) to an individual or entity which would not qualify as a permitted transferee under Section 10.02.A, regardless of whether or not such transfer is the voluntary action of the transferring Owner, or whether (under applicable law) the Owner is in fact the transferor.

ARTICLE XI

MISCELLANEOUS

11.01 Right to Make Agreement

Each party warrants, with respect to itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

11.02 Consents and Cooperation

Wherever in this Agreement the consent or approval of Owner or Manager is required, such consent or approval shall not be unreasonably withheld, delayed or conditioned, shall be in writing and shall be executed by a duly authorized officer or agent of the party granting such consent or approval. If either Owner or Manager fails to respond within thirty (30) days to a request by the other party for a consent or approval, such consent or approval shall be deemed to have been given (except as otherwise expressly provided in this Agreement). Additionally, Owner agrees to cooperate with Manager by executing such leases, subleases, licenses, concessions, equipment leases, service contracts and other agreements negotiated in good faith by Manager and pertaining to the Hotel that, in Manager’s reasonable judgment, should be made in the name of the Owner. Each Owner shall be bound by the approvals and consents granted by any prior Owner.

11.03 Relationship

In the performance of this Agreement, Manager shall act solely as an independent contractor. Neither this Agreement nor any agreements, instruments, documents, or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Manager a partner, joint venturer with, or agent of, Owner. Owner and Manager agree that neither party will make any contrary assertion, claim or counterclaim in any action, suit, Expert resolution pursuant to Section 11.20, arbitration or other legal proceedings involving Owner and Manager.

11.04 Applicable Law

This Agreement shall be construed under and shall be governed by the laws of the State of Maryland.

11.05 Recordation

The terms and provisions of the Agreement shall run with the parcel of land designated as the Site, and with Owner’s interest therein, and shall be binding upon all successors to such interest. Simultaneously with the execution of this Agreement, the parties shall execute a recordable “Memorandum of Management Agreement,” in the form which is attached hereto as Exhibit F. Such memorandum shall be recorded or registered promptly following the Effective date in the jurisdiction in which the Hotel is located. Any cost of such recordation shall be reimbursed from Gross Revenues and treated as a Deduction.

11.06 Headings

Headings of articles and sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular articles or sections to which they refer.

11.07 Notices

Notices, statements and other communications to be given under the terms of the Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail, postage prepaid, return receipt requested or by nationally utilized overnight delivery service, addressed to the parties as follows:

To Owner:	___________________________
c/o DiamondRock Hospitality Limited Partnership
10400 Fernwood Road, Suite 300
Bethesda, Maryland 20817
Attn: General Counsel
Phone:
Fax:

To Manager:	Marriott Hotel Services, Inc.
c/o Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attn: Law Department 52/923 - Hotel Operations
Phone:
Fax:

with copy to:	Marriott Hotel Services, Inc.
c/o Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attn: Executive Vice President, Lodging, Dept. 911.01
Phone:
Fax:

or at such other address as is from time to time designated by the party receiving the notice. Any such notice that is mailed in accordance herewith shall be deemed received when delivery is received or refused, as the case may be. Additionally, notices may be given by telephone facsimile transmission, provided that an original copy of said transmission shall be delivered to the addressee by nationally utilized overnight delivery service by no later than the second business day following such transmission. Telephone facsimiles shall be deemed delivered on the date of such transmission.

11.08 Environmental Matters

A. Owner hereby represents and warrants to Manager that, to the best of Owner’s knowledge, as of the Effective date, other than what is disclosed in the Phase I Report, there are no Hazardous Materials (as defined below) on any portion of the Site or the Hotel, nor have any Hazardous Materials been released or discharged on any portion of the Site or the Hotel. In addition, Owner hereby represents and warrants that it has previously delivered to Manager copies of all reports concerning environmental conditions which have been received by Owner or any of its Affiliates. In the event of the discovery of Hazardous Materials on any portion of the Site or in the Hotel during the Term, Owner shall promptly remove such Hazardous Materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with: (1) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended; (2) the regulations promulgated thereunder, from time to time; (3) all federal, state and local laws, rules and regulations (now or hereafter in effect) dealing with the use, generation, treatment, storage, disposal or abatement of Hazardous Materials; and (4) the regulations promulgated thereunder, from time to time (collectively referred to as “Environmental Laws”). Subject to Sections 11.08.B and 11.08.D, Owner shall indemnify, defend and hold Manager harmless from and against all loss, costs, liability and damage (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) arising from the presence of Hazardous Materials on the Site or in the Hotel; and this obligation of Owner shall survive Termination. “Hazardous Materials” shall mean and include any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” “polychlorinated biphenyls,” “lead or lead-based paint” or “asbestos” as such terms are defined in any applicable Environmental Law in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws, as the same may be amended from time to time, or which may present a significant risk of harm to guests, invitees or employees of the Hotel.

B. Manager shall indemnify, defend and hold Owner harmless from and against all loss, costs, liability and damages (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of Litigation) arising from the presence of Hazardous Materials on the Site or in the Hotel that is caused by the gross negligence or willful misconduct of a member of the Hotel’s executive team. Any amounts paid to Owner pursuant to the indemnity set forth in this Section 11.08.B shall be paid by Manager from its own funds, and not from Gross Revenues.

C. Subject to Sections 11.08.B and 11.08.D, all costs and expenses of the aforesaid removal of Hazardous Materials from the Site or the Hotel, and of the aforesaid compliance with all Environmental Laws, and any amounts paid to Manager pursuant to the indemnity set forth in Section 11.08.A, shall be paid by Owner from its own funds, and not from Gross Revenues or from the FF&E Reserve.

D. To the extent not otherwise covered by insurance maintained by either Manager or Owner (including any deductible or Insured Retention, if any, related thereto), the amount of any loss, costs, liability or damage (including, without limitation, engineers’ and attorneys’ fees and expenses and the cost of litigation) arising from the presence of Hazardous Materials on or under the Site or in the Hotel as a direct result of the negligence of Manager’s employees at the Hotel (but not any third parties, including any independent contractors retained to provide goods or services to the Hotel) shall be paid from Gross Revenues as a Deduction.

11.09 Confidentiality

Owner and Manager agree that the terms of this Agreement are strictly confidential and will use their reasonable efforts to ensure that such matters and information are not disclosed to any outside person or entities without the prior consent of the other party, except (but in all events subject to the provisions of Section 11.12.B) as required by law or, to the extent necessary, (i) to obtain licenses, permits and other public approvals, (ii) in connection with a Sale of the Hotel or (iii) in connection with a financing or sale of Manager or Marriott or its or their corporate assets. Owner acknowledges that competitive information regarding brands, customers, marketing, operating or other strategies (including information related to other hotels) is confidential and proprietary to Manager and shall not be disclosed to Owner.

11.10 Projections

Owner acknowledges that any written or oral projections, pro formas, or other similar information that has been (prior to execution of this Agreement) or will (during the Term) be provided by Manager or Marriott (or any Affiliate of either) to Owner is for information purposes only, and that Manager, Marriott, and any such Affiliate do not guarantee that the Hotel will achieve the results set forth in any such projections, pro formas, or other similar information. Owner further acknowledges that (i) any such projections, pro formas, or other similar information are based on assumptions and estimates, and (ii) unanticipated events may occur subsequent to the date of preparation of such projections, pro formas, and other similar information which impact the performance of the Hotel, and (iii) the actual results achieved by the Hotel are likely to vary from the estimates contained in any such projections, pro formas, or other similar information and such variations might be material.

11.11 Actions to be Taken Upon Termination

Upon a Termination, the following shall be applicable:

A. Manager shall, within ninety (90) days after Termination, prepare and deliver to Owner a final accounting statement with respect to the Hotel, as more particularly described in Section 4.02 hereof, along with a statement of any sums due from Owner to Manager pursuant hereto, dated as of the date of Termination. Within thirty (30) days of the receipt by Owner of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement. The cost of preparing such final accounting statement shall be a Deduction, unless the Termination occurs as a result of a Default by either party, in which case the defaulting party shall pay such cost. Manager and Owner acknowledge that there may be certain adjustments for which the information will not be available at the time of the final accounting and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that all accounts shall be deemed final as of the first (1st) anniversary of the effective date of Termination.

B. Upon delivery to Owner of the final accounting statement, Manager shall release and transfer to Owner any of Owner’s funds which are held or controlled by Manager with respect to the Hotel with the exception of funds to be held in accordance with Sections 6.02.J, 11.11.G and 11.11.I and otherwise in accordance herewith.

C. Manager shall make available to Owner such Books and Records (including those from prior years, subject to Manager’s reasonable records retention policies) as will be needed by Owner to prepare the accounting statements, in accordance with the Uniform System of Accounts, for the Hotel for the year in which the Termination occurs and for any subsequent year.

D. Manager shall (to the extent permitted by law) assign to Owner or to the new manager all operating licenses and permits for the Hotel which have been issued in Manager’s name (including liquor and restaurant licenses, if any); provided that if Manager has expended any of its own funds in the acquisition of any of such licenses or permits, Owner shall reimburse Manager therefor if it has not done so already.

E. Manager shall have the option, to be exercised within thirty (30) days after Termination, to purchase, at their then fair market value, any items of the Hotel’s Inventories and Fixed Asset Supplies as may be marked with any Marriott Trademarks. If Manager does not exercise its right to purchase the Hotel’s Inventories and Fixed Asset Supplies marked with any Marriott Trademarks, Owner shall have the right to continue the use of such items for a period of ninety (90) days after Termination. Subject to the immediately preceding sentence, upon Termination, all use of or right to use the Marriott Trademarks at or in connection with the Hotel shall cease forthwith, and Owner shall: (i) immediately, as of the date of such Termination, place coverings over any signs or similar identification which contain any of the Marriott Trademarks, or shall otherwise render such signs or other similar identification not visible to the public; (ii) remove any such signs or similar identification from the Hotel by no later than ten (10) days after the date of Termination; and (iii) immediately, as of the date of such Termination, remove from the Hotel all Fixed Asset Supplies, Inventories and other items bearing any Marriott Trademark or remove all Marriott Trademarks from such items. If Owner has not removed such signs or other items bearing Marriott Trademarks within ten (10) days after Termination, Manager shall have the right to do so at Owner’s expense; and if Owner fails to reimburse Manager for such expense within ten (10) days after receipt of written notice thereof from Manager to Owner, then Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw the amount of such expenses from the Operating Accounts, the FF&E Reserve, or any other funds of Owner held by or under the control of Manager. Manager shall have the right to seek injunctive or other relief in a court of competent jurisdiction to enforce the foregoing provisions, and if such enforcement shall be necessary, Owner shall bear all of Manager’s costs of such enforcement, including attorneys’ fees.

F. All Software used at the Hotel which is owned by any of the Marriott Companies or the licensor of any of them is proprietary to such Marriott Company or the licensor of any of them, and shall in all events remain the exclusive property of such Marriott Company or the licensor of any of them, as the case may be, and nothing contained in this Agreement shall confer on Owner the right to use any of such Software. Manager shall have the right to remove from the Hotel without compensation to Owner any Software (including upgrades and replacements). Furthermore, upon Termination, notwithstanding Section 5.04 hereof, Manager shall be entitled to remove from the Hotel any computer equipment which is: (i) owned by a party other than Owner (without reimbursement to Owner); or (ii) owned by Owner, but utilized as part of a centralized reservation or property management system (with reimbursement to Owner of all previous expenditures made by Owner with respect to such equipment, subject to a reasonable allowance for depreciation).

G. A reserve shall be established from Gross Revenues to reimburse Manager for all costs and expenses incurred by Manager (a) that may accrue after Termination, but that result or relate to Manager’s operation and management of the Hotel prior to Termination (including, without limitation, costs and expenses relating to sales, use and occupancy tax liability), and that would otherwise be treated as Deductions under this Agreement, and (b) in terminating its employees at the Hotel, such as severance pay, unemployment compensation, employment relocation, and other employee liability costs arising out of the termination of employment of Manager’s employees at the Hotel. If Gross Revenues are insufficient to meet the requirements of such reserve, then Owner shall deliver to Manager, within ten (10) days after receipt of Manager’s written request therefor, the sums necessary to establish such reserve; and if Owner fails to timely deliver such sums to Manager, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw the amount of such expenses from the Operating Accounts, the FF&E Reserve, or any other funds of Owner held by or under the control of Manager. The reserve described in this Section 11.11.G shall be in addition to the reserve described in Section 6.02.J.

H. Owner shall cause the entity which shall succeed Manager as the operator of the Hotel to hire a sufficient number of the employees at the Hotel to avoid the occurrence, in connection with such Termination, of a “closing” under the WARN Act.

I. Prior to such Termination, Owner shall repay to Manager the amounts, if any, that Manager has funded through such date pursuant to the provisions of Section 4.09(ii) and that remain outstanding and payable to Manager (plus any interest due thereon). If Owner does not make such repayment, Manager shall have the right to withhold and retain such amounts from any Working Capital or other funds held or controlled by Manager with respect to the Hotel.

J. Various other actions shall be taken, as described in this Agreement, including, but not limited to, the actions described in Section 4.09, Section 6.02.J and Section 11.28.B.

K. Manager shall peacefully vacate and surrender the Hotel to Owner.

The provisions of this Section 11.11 shall survive Termination.

11.12 Trademarks and Intellectual Property

A. During the Term, the Hotel shall be known as the “            Marriott Hotel,” with such alternative identification determined by Manager from time to time to be necessary to provide local or specific geographic definition to the name of the Hotel. However, if the name of the Marriott Hotel System is changed, Manager will have the right to change the name of the Hotel to conform thereto.

B. Owner acknowledges that Manager and its Affiliates are the sole and exclusive owners of all rights, title and interest to the Marriott Trademarks, which shall in all events remain the exclusive property of Manager (or one of its Affiliates). All use of the Marriott Trademarks at or in connection with the Hotel, or as otherwise contemplated by this Agreement, shall be made solely by and inure solely to the benefit of Manager and its Affiliates. Nothing in this Agreement shall be construed to grant Owner any right of ownership in or right to use or license others to use the Marriott Trademarks. Owner may not use the Marriott Trademarks without the prior written consent of Manager, which may be withheld in Manager’s sole and absolute discretion, in any manner whatsoever, including, without limitation, the following:

1. No reference to Manager or to any of its Affiliates will be made in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (herein collectively referred to as the “Prospectus”), issued by Owner or one of its Affiliates, which is designed to interest potential investors or lenders in the Hotel (as opposed to potential investors in DiamondRock Hospitality Company or DiamondRock Hospitality Limited Partnership), unless Manager has previously received a copy of all such references. However, regardless of whether Manager does or does not so receive a copy of all such references, neither Manager nor any of its Affiliates will be deemed a sponsor of the offering described in the Prospectus, nor will it have any responsibility for the Prospectus, and the Prospectus will so state. Unless Manager agrees in advance, the Prospectus will not include: (i) any Marriott Trademark; or (ii) except as required by applicable securities laws, the text of this Agreement. Owner shall be entitled, however, to include in the Prospectus an accurate summary of this Agreement. If there are no Legal Requirements pursuant to which such information must be publicly disclosed, appropriate measures shall be taken to ensure that entities or individuals receiving such Prospectus shall acknowledge the confidentiality of such information. Owner shall indemnify, defend and hold Manager and its Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, costs, liability and damage (including attorneys’ fees and expenses, and the cost of Litigation) arising out of any Prospectus or the offering described therein.

2. No Marriott Trademark will be included in any material or Prospectus prepared for the purpose of a Sale of the Hotel or designed to interest potential investors or lenders in the Hotel, the Owner or Parent Owner, unless Manager has given its prior written approval to each such inclusion.

3. No Trade Name adopted by Owner or its Affiliates may include any Marriott Trademark or a term that is confusingly similar to a Marriott Trademark. Owner shall not apply for registration of any Marriott Trademark in any jurisdiction.

C. All right, title and interest (including copyright and patent rights) to Intellectual Property shall at all times be the exclusive property of Manager (or any other Marriott Company), and all benefits obtained directly or indirectly from the use, sale or commercial exploitation of Intellectual Property shall belong exclusively to Manager and its Affiliates. Neither Manager nor any other Marriott Company shall be restricted in disclosing or using any Intellectual Property directly or indirectly by this Agreement, and Manager and any other Marriott Company shall have the right to use it for any purpose. Owner shall not have any rights to any Intellectual Property, shall treat as confidential any Intellectual Property in its possession, and shall not disclose to any third party any Intellectual Property or use any Intellectual Property for any purpose whatsoever. Upon Termination, all Intellectual Property shall be removed from the Hotel by Manager, without compensation to Owner, subject to the provisions of Section 11.11.E regarding Marriott Trademarks.

D. Manager and/or its Affiliates shall be entitled, in case of any breach by Owner of any of the covenants of this Section 11.12, to injunctive relief and to any other right or remedy available at law or in equity.

E. The provisions of this Section 11.12 shall survive Termination.

11.13 Trade Area Restriction and Competing Facilities

A. Neither Manager nor any of its Affiliates shall open for business, or permit any other Person to open for business, any Restricted Hotel within the Restricted Area during the period from the Effective date to the             (    th) anniversary of the Effective date.

B. Except as expressly provided in Section 11.13.A, neither this Agreement nor anything implied by the relationship between Manager and Owner shall prohibit Manager or any of the Marriott Companies from developing, constructing, owning, operating, promoting, and/or authorizing others to develop, construct, operate, or promote one or more hotels, or any other lodging products, time-share facilities, restaurants, or other business operations of any type, using any brand name available to the Marriott Companies, at any location, including a location proximate to the Site, and Owner hereby acknowledges and agrees that Manager and any of the Marriott Companies have the unconditional right to engage in such activities.

11.14 Waiver

The failure of either party to insist upon a strict performance of any of the terms or provisions of the Agreement, or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

11.15 Partial Invalidity

If any portion of any term or provision of this Agreement, or the application thereof to any person or circumstance shall be invalid or unenforceable, at any time or to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

11.16 Survival

Except as otherwise specifically provided in this Agreement, the rights and obligations of the parties herein shall not survive any Termination.

11.17 Negotiation of Agreement

Owner and Manager are both business entities having substantial experience with the subject matter of this Agreement, and each has fully participated in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the draftsman. No inferences shall be drawn from the fact that the final, duly executed Agreement differs in any respect from any previous draft hereof.

11.18 Estoppel Certificates

Each party to this Agreement shall at any time and from time to time, upon not less than thirty (30) days’ prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications) and (b) stating whether or not to the best knowledge of the certifying party (i) there is a continuing Default or Event of Default by the non-certifying party in the performance or observance of any covenant, agreement or condition contained in this Agreement, or (ii) there shall have occurred any event which, with the giving of notice or passage of time or both, would become a Default or Event of Default, and, if so, specifying each such Default or Event of Default or occurrence of which the certifying party may have knowledge. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid. In addition, upon written request after a Termination, each party agrees to execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated.

11.19 Restrictions on Operating the Hotel in Accordance with System Standards

In the event of either (i) a Legal Requirement, including an order, judgment or directive by a court or administrative body which is issued in connection with any Litigation involving Owner, or (ii) any action taken by a Mortgagee in connection with a Foreclosure, which in either case restricts or prevents Manager, in a material and adverse manner, from operating the Hotel in accordance with System Standards (including without limitation, any restrictions on expenditures by Manager from the Operating Accounts or from the FF&E Reserve, other than restrictions which are set forth in this Agreement), Manager shall be entitled, at its option, to terminate this Agreement upon sixty (60) days’ written notice to Owner. The foregoing shall not reduce or otherwise affect the rights of the parties under Article IX.

11.20 Decision by Experts

Where this Agreement calls for a matter to be referred to a panel of Experts for determination, the following provisions shall apply:

A. With respect to any referred matter, the matter shall be decided by a majority vote of a panel of Experts. In the event that either party calls for a determination by Experts pursuant to the terms hereof, each party shall have ten (10) days from the date of such request to select one Expert and, within ten (10) days after such respective selections, the two (2) respective firms and/or individuals so selected shall select the third Expert. If a party fails to make its respective selection of a firm or individual within the ten (10) day period provided for above, then the Expert selected by the other party shall select two (2) Experts to serve on the Experts panel. Also, if the two (2) respective Experts selected by the parties shall fail to select a third firm or individual (satisfying the requirements set forth in the definition of “Expert” in Section 12.01) to be an Expert, then such third Expert shall be appointed by the American Arbitration Association. With respect to any issue hereunder to be referred to a panel of Experts for determination, the use of the Experts shall be the exclusive remedy of the parties and neither party shall attempt to adjudicate any dispute in any other forum. The decision of the Experts shall be final and binding on the parties and shall not be capable of challenge, whether by arbitration, in court or otherwise;

B. Each party shall be entitled to make written submissions to the Experts, and if a party makes any submission it shall also provide a copy to the other party and the other party shall have the right to comment on such submission (all within the time periods established pursuant to Section 11.20.D below). The parties shall make available to the Experts all books and records relating to the issue in dispute and shall render to the Experts any assistance requested of the parties. The costs of the Experts and the proceedings shall be borne as directed by the Experts unless otherwise provided for herein. The Experts may direct that such costs be treated as Deductions;

C. The Experts shall make their decision with respect to the matter referred for determination by applying the standard set forth in this Agreement regarding such matter. If this Agreement does not contain a specific standard regarding such matter, then the Experts shall apply the standards applicable to first-class hotels in accordance with the System Standards, taking into consideration the long-term profitability of the Hotel and the requirement that the Hotel be managed, operated and maintained in accordance with System Standards; and

D. The terms of engagement of the Experts shall include an obligation on the part of the Experts to: (i) notify the parties in writing of their decision within forty-five (45) days from the date on which the last Expert has been selected (or such other period as the parties may agree or as set forth herein); and (ii) establish a timetable for the making of submissions and replies.

11.21 Waiver of Jury Trial and Consequential and Punitive Damages

Owner and Manager each hereby absolutely, irrevocably and unconditionally waive trial by jury and the right to claim or receive consequential, incidental, special or punitive damages in any litigation, action, claim, suit or proceeding, at law or in equity, arising out of, pertaining to or in any way associated with the covenants, undertakings, representations or warranties set forth herein, the relationships of the parties hereto, whether as “Owner” or “Manager” or otherwise, this Agreement or any other agreement, instrument or document entered into in connection herewith, or any actions or omissions in connection with any of the foregoing

11.22 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument. Such executed counterparts may be delivered by facsimile which, upon transmission to the other party, shall have the same force and effect as delivery of the original signed counterpart. The submission of an unsigned copy of the Agreement or an electronic instrument with or without electronic signature to either party shall not constitute an offer or acceptance. This Agreement shall become effective and binding only upon execution and delivery of the Agreement in non-electronic form by both parties in accordance with this Section 11.22.

11.23 Extraordinary Events

If either Owner’s or Manager’s failure to conform to, keep, perform, fulfill, or satisfy any representation, warranty, covenant, undertaking, obligation, standard, test, or condition set forth in this Agreement, other than an obligation to make monetary payments or provide monetary funding, is caused in whole or in part by one or more Extraordinary Events, such failure shall not constitute a failure or an Event of Default or Default under this Agreement, and such failure shall be excused for as long as the failure is caused in whole or in part by such Extraordinary Event(s). In order to have any such failure excused pursuant to this Section 11.23, the party claiming that an Extraordinary Event caused such failure must notify the other party in writing within one hundred eighty (180) days after the Extraordinary Event first begins to affect its performance.

11.24 Indemnification

Manager shall indemnify and hold harmless Owner (and any officer, director, employee, advisor, partner or shareholder of Owner) in respect of, and, at Owner’s request shall defend, any action, cause of action, suit, debt, cost, expense (including, without limitation, reasonable attorneys’ fees and expenses, and the cost of Litigation), claim or demand whatsoever brought or asserted by any third person whomsoever, at law or in equity, arising by reason of (i) liabilities stemming from general corporate matters of Manager or its majority-owned Affiliates, to the extent such matters are not directly and primarily related to the Hotel, and (ii) infringement and other claims relating to the Marriott Trademark with respect to the Hotel.

11.25 Entire Agreement

The Agreement, together with any other writings signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to the Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a written non-electronic instrument that has been duly executed by the non-electronic signatures of authorized representatives of the parties hereto.

ARTICLE XII

DEFINITION OF TERMS

12.01 Definition of Terms

The following terms when used in the Agreement shall have the meanings indicated:

“Accounting Period” shall mean the four (4) week accounting periods having the same beginning and ending dates as Manager’s four (4) week accounting periods, except that an Accounting Period may occasionally contain five (5) weeks when necessary to conform Manager’s accounting system to the calendar. Manager shall have the right, at its discretion, to modify the definition of Accounting Period to mean a calendar month or such other period of time as is consistent with the accounting periods that Manager may implement, from time to time, with respect to the Marriott Hotel System.

“Accounting Period Statement” shall have the meaning ascribed to it in Section 4.01.A.

“Addendum” shall mean that certain Technical Services and Pre-Commencement Addendum attached to this Agreement, which is incorporated by reference in this Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power: (i) to vote more than fifty percent (50%) of the voting stock of such Person; or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

“Agreement” shall mean this Management Agreement between Owner and Manager, including the exhibits attached hereto.

“Annual Operating Statement(s)” shall have the meaning ascribed to it in Section 4.01.C.

“Annual Profit Transactions Report” shall have the meaning ascribed to it in Section 4.06.

“Available Cash Flow” shall mean an amount, with respect to each Fiscal Year or portion thereof during the Term, equal to the excess, if any, of the Operating Profit for such Fiscal Year over the Owner’s Priority for such Fiscal Year or portion thereof.

“Audit” shall have the meaning ascribed to it in Section 4.02.

“Base Management Fee” shall mean an amount payable to Manager as a Deduction from Gross Revenues equal to three percent (3%) of Gross Revenues for each Fiscal Year or portion thereof.

“Books and Records” shall mean books of control and account pertaining to the operations of the Hotel that are maintained at the Hotel.

“Building Estimate(s)” shall have the meaning ascribed to it in Section 5.03.A.

“Business Plan” shall have the meaning ascribed to it in Section 4.08.

“Capital Expenditure(s)” shall mean the expenses necessary for non-routine, major repairs, alterations, improvements, renewals, replacements, and additions to the Hotel including, without limitation, to the structure, the exterior facade and all of the mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation elements of the Hotel building, together with all other expenditures which are classified as “capital expenditures” under generally-accepted accounting principles. Capital Expenditures shall not include Routine Capital Expenditures.

“Case Goods” shall mean furniture and furnishings used in the Hotel, including, without limitation: chairs, beds, chests, headboards, desks, lamps, tables, television sets, mirrors, pictures, wall decorations and similar items.

“CC&R(s)” shall have the meaning ascribed to it in Section 8.04.

“Central Office Services” are those services described in Exhibit B attached hereto.

“Central Reservation Services” shall have the meaning set forth in Exhibit C.

“Chain Services” shall have the meaning ascribed to it in Section 1.11.

“Chain Services Report” shall have the meaning ascribed to it in Section 4.07.

“Competitive Set” shall mean the group of full-service hotels that are generally within the same hotel market and market segment as the Hotel. As of the Effective date, the parties agree that the Competitive Set shall consist of:                     . If any of such hotels identified in this definition, subsequent to the Effective date, either changes its chain affiliation or ceases to operate or otherwise ceases to reflect the general criteria set forth in the first sentence of this definition, Owner and Manager agree to mutually, reasonably and in good faith, discuss appropriate changes to the foregoing list of the hotels that shall comprise the Competitive Set. Disputes regarding such changes to the Competitive Set will be resolved by the panel of Experts in accordance with the provisions of Section 11.20.

“Competitive Terms Standard” shall mean the standard to be employed in determining whether a Profit Transaction can be implemented with respect to the Hotel. The Competitive Terms Standard shall be deemed satisfied if the terms of the Profit Transaction are consistent with commercially competitive terms available to parties contracting for similar goods or services in the marketplace relevant to the Hotel, taking into account price, quality, reputation and reliability of the vendor, the need of the Hotel and the Marriott Hotel System for reliability in performance and/or quality to satisfy guest needs, the scale of the purchase, and such other factors reasonably appropriate to determine whether particular terms reflect competitive terms in the marketplace. In determining, pursuant to the foregoing, whether such terms are competitive, the goods and/or services that are being purchased shall be grouped in reasonable categories, rather than being compared item by item.

“Cost Transaction” shall have the meaning ascribed to it in Section 1.13.F.

“Cure Amount” shall have the meaning ascribed to it in Section 2.02.B.1.

“Cure Notice” shall have the meaning ascribed to it in Section 2.02.B.

“Cure Payment” shall have the meaning ascribed to it in Section 2.02.B.

“Customer Information” shall mean customer data, customer lists and personal guest profiles and data regarding guest preferences, including, without limitation, any data derived from or contained in any database controlled by Manager or its Affiliates (including, without limitation, the Marriott Rewards Program).

“Deductions” shall mean the following expenses incurred by Manager in operating the Hotel:

1. the cost of sales, including, without limitation, compensation, benefits and related administration costs, payroll taxes, ERISA-related liabilities, pension-fund withdrawal liabilities, and other costs related to employees of Manager (or one of its Affiliates) who are working for the benefit of the Hotel (regardless of whether such employees are located at the Hotel or elsewhere); provided that the foregoing costs shall not include the salary and other employee costs of Manager’s corporate executive staff who are located at Manager’s corporate headquarters;

2. departmental expenses incurred at departments within the Hotel; administrative and general expenses; the cost of marketing incurred by the Hotel; advertising and business promotion incurred by the Hotel; heat, light, and power; computer line charges; and routine repairs, maintenance and minor alterations treated as Deductions under Section 5.01;

3. the cost of Inventories and Fixed Asset Supplies used or consumed in the operation of the Hotel;

4. a reasonable reserve for uncollectible accounts receivable as determined by Manager;

5. all costs and fees of independent professionals or other third parties who are retained by Manager or Owner to perform services required or permitted hereunder;

6. all costs and fees of technical consultants, professionals and operational experts who are retained or employed by Manager, a Marriott Company, and their Affiliates for specialized services (including, without limitation, quality assurance inspectors, personnel providing architectural, technical or procurement services for the Hotel, tax consultants, and personnel providing legal services in connection with matters involving the Hotel) and the cost of attendance by employees of the Hotel at training and manpower development programs designated by Manager;

7. the Base Management Fee paid to or retained by Manager;

8. insurance costs and expenses as provided in Article VI;

9. taxes, if any, payable by or assessed against Manager related to this Agreement or to Manager’s operation of the Hotel (exclusive of Manager’s income taxes or franchise taxes);

10. all Impositions;

11. the amount of any transfers into the FF&E Reserve required pursuant to Section 5.02;

12. the Hotel’s share of costs and expenses incurred in connection with sales, advertising, promotion and marketing programs developed for the Marriott Hotel System, including guest loyalty and recognition programs and the Marriott Rewards Program, where such expenses are not deducted as departmental expenses under paragraph 2 above or as Chain Services pursuant to paragraph 13 below;

13. the Hotel’s share of the charges for Chain Services;

14. all costs and expenses of compliance by Manager with applicable Legal Requirements pertaining to the operation of the Hotel;

15. the Hotel’s pro rata share of costs and expenses (including those relating to development and implementation) incurred in connection with providing services to multiple hotels and/or other facilities in substitution for or in association with services that are or would have been performed or procured by individual hotels, which may be more effectively performed on a shared or group basis; and

16. such other costs and expenses incurred by Manager (either at the Hotel or elsewhere) as are specifically provided for elsewhere in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotel.

The term “Deductions” shall not include: (a) debt service payments pursuant to any Mortgage on the Hotel; (b) payments pursuant to equipment leases or other forms of financing obtained for the FF&E located in or connected with the Hotel, unless Manager has previously given its consent to such equipment lease and/or financing; (c) rental payments pursuant to any ground lease of the Site; or (d) depreciation on the Hotel or any of its contents. All of the foregoing items listed in this paragraph shall be paid by Owner from its own funds. In no event shall the costs or expenses of providing the Central Office Services be treated as Deductions, or otherwise be reimbursed out of Gross Revenues, it being the intent of the parties that all such costs and expenses are to be paid by Manager (or its Affiliates) from its own funds.

“Default” shall have the meaning ascribed to it in Section 9.01.

“Direct Deduction” shall mean a Deduction relating to a system or program performed for the Hotel by or through Manager or one of the Related Parties that is described in the listing of Direct Deductions attached hereto as Exhibit D, plus such additional systems and programs that may be added after the date hereof in accordance with this Agreement. The term Direct Deduction shall not include Chain Services or Central Office Services.

“Direct Deductions Report” shall have the meaning ascribed to it in Section 4.05.A.

“DSCR” shall have the meaning set forth in Section 8.02.A.2.

“Effective date” shall have the meaning ascribed to it in the Preamble.

“Emergency Requirements” shall mean any of the following events or circumstances: (i) an emergency threatening the Hotel, or the life or property of its guests, invitees or employees; (ii) a Legal Requirement; (iii) a condition, the continuation of which would subject Manager and/or Owner to civil or criminal liability; or (iv) an Extraordinary Event that prevents Manager from managing or operating the Hotel pursuant to System Standards.

“Employee Claims” shall mean any and all claims (including all fines, judgments, penalties, costs, Litigation and/or arbitration expenses, attorneys’ fees and expenses, and costs of settlement with respect to any such claim) by any employee or employees of Manager against Owner or Manager with respect to the employment at the Hotel of such employee or employees. “Employee Claims” shall include, without limitation, the following: (i) claims that are eventually resolved by arbitration, by Litigation or by settlement; (ii) claims that also involve allegations that any applicable employment-related contracts affecting the employees at the Hotel have been breached; and (iii) claims that involve allegations that one or more of the Employment Laws has been violated; provided, however, that “Employee Claims” shall not include claims for worker compensation benefits or for unemployment benefits.

“Employment Laws” shall mean any federal, state or local law (including the common law), statute, ordinance, rule, regulation, order or directive with respect to employment, conditions of employment, benefits, compensation, or termination of employment that currently exists or may exist at any time during the Term, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Workers Adjustment and Retraining Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act of 1986, the Polygraph Protection Act of 1988 and the Americans With Disabilities Act of 1990.

“Environmental Laws” shall have the meaning ascribed to it in Section 11.08.

“Event of Default” shall have the meaning ascribed to it in Section 9.01.

“Expert” shall mean an independent, nationally recognized consulting firm or individual with a minimum of ten (10) years of experience in the lodging industry and qualified to resolve the issue in question, provided that an Expert shall not include any individual who is, as of the date of appointment or within six (6) months prior to such date, employed, either directly or indirectly as a consultant in connection with any other matter, by a party attempting to appoint such person.

“Extraordinary Event” shall mean any of the following events (but only to the extent that such events have a direct material effect on the Hotel): acts of nature (including hurricanes,

typhoons, tornadoes, cyclones, other severe storms, winds, lightning, floods, earthquakes, volcanic eruptions, fires, explosions, disease, or epidemics); fires and explosions caused wholly or in part by human agency; acts of war or armed conflict; riots or other civil commotion; terrorism (including hijacking, sabotage, chemical or biological events, nuclear events, disease-related events, bombing, murder, assault and kidnapping), or the threat thereof; strikes or similar labor disturbances; embargoes or blockades; shortage of critical materials or supplies; action or inaction of governmental authorities which have an impact upon the Hotel (including restrictions on room rates or wages or other material aspects of operation; restrictions on financial, transportation or information distribution systems; or the revocation or refusal to grant licenses or permits, where such revocation or refusal is not due to the fault of the party whose performance is to be excused for reasons of the Extraordinary Event); and any other events beyond the reasonable control of Owner or Manager, excluding, however, general economic and/or market conditions not caused by any of the events described herein.

“FF&E” shall mean furniture, furnishings, fixtures, Soft Goods, Case Goods, signage, audio-visual equipment, kitchen appliances, vehicles, carpeting and equipment, including front desk and back-of-the-house computer equipment, but shall not include Fixed Asset Supplies or Software.

“FF&E Estimate” shall have the meaning ascribed to it in Section 5.02.C.

“FF&E Reserve” shall have the meaning ascribed to it in Section 5.02.A.

“Fiscal Year” shall mean Manager’s Fiscal Year which, as of the Effective date, ends at midnight on the Friday closest to December 31 in each calendar year; the new Fiscal Year begins on the Saturday immediately following said Friday. Any partial Fiscal Year between the Effective date and the commencement of the first full Fiscal Year shall constitute a separate Fiscal Year. A partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall also constitute a separate Fiscal Year. If Manager’s Fiscal Year is changed in the future, appropriate adjustment to this Agreement’s reporting and accounting procedures shall be made; provided, however, that no such change or adjustment shall alter the Term or in any way reduce the distributions of Operating Profit or other payments due hereunder.

“Fixed Asset Supplies” shall mean items included within “Property and Equipment” under the Uniform System of Accounts that may be consumed in the operation of the Hotel or are not capitalized, including, but not limited to, linen, china, glassware, tableware, uniforms, and similar items, whether used in connection with public space or Guest Rooms.

“Foreclosure” shall mean any exercise of the remedies available to a Mortgagee, upon a default under the Mortgage held by such Mortgagee, which results in a transfer of title to or control or possession of the Hotel. The term “Foreclosure” shall include, without limitation, any one or more of the following events, if they occur in connection with a default under a Mortgage: (i) a transfer by judicial foreclosure; (ii) a transfer by deed in lieu of foreclosure; (iii) the appointment by a court of a receiver to assume possession of the Hotel; (iv) a transfer of either ownership or control of the Owner, by exercise of a stock pledge or otherwise; (v) a transfer resulting from an order given in a bankruptcy, reorganization, insolvency or similar proceeding; (vi) if title to the Hotel is held by a tenant under a ground lease, an assignment of the tenant’s interest in such ground lease; or (vii) a transfer through any similar judicial or non-judicial exercise of the remedies held by the Mortgagee.

“GDP Deflator” shall mean the “Gross Domestic Product Implicit Price Deflator” issued from time to time by the United States Bureau of Economic Analysis of the Department of Commerce, or if the aforesaid GDP Deflator is not at such time so prepared and published, any comparable index selected by Owner and reasonably satisfactory to Manager (a “Substitute Index”) then prepared and published by an agency of the Government of the United States, appropriately adjusted for changes in the manner in which such index is prepared and/or year upon which such index is based. Any dispute regarding the selection of the Substitute Index or the adjustments to be made thereto shall be settled by the panel of Experts in accordance with Section 11.20. Except as otherwise expressly stated herein, whenever a number or amount is required to be “adjusted by the GDP Deflator,” or similar terminology, such adjustment shall be equal to the percentage increase or decrease in the GDP Deflator which is issued for the month in which such adjustment is to be made (or, if the GDP Deflator for such month is not yet publicly available, the GDP Deflator for the most recent month for which the GDP Deflator is publicly available) as compared to the GDP Deflator which was issued for the month in which the Effective date occurred.

“Gross Revenues” shall mean all revenues and receipts of every kind derived from operating the Hotel and all departments and parts thereof, including, but not limited to: income (from both cash and credit transactions) from rental of Guest Rooms, telephone charges, stores, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; income from parking; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges; and proceeds, if any, from business interruption or other loss of income insurance (provided that for purposes of calculating Gross Revenues, such proceeds shall be grossed up, as necessary, to the extent such proceeds were calculated to account solely for management fees and/or Owner distributions); provided, however, that Gross Revenues shall not include the following: gratuities to employees of the Hotel; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; interest received or accrued with respect to the funds in the FF&E Reserve; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); or any proceeds from any Sale of the Hotel or from the refinancing of any debt encumbering the Hotel.

“Guest Room” shall mean a separately-keyed lodging unit in the Hotel.

“Hazardous Materials” shall have the meaning ascribed to it in Section 11.08.

“Hotel” shall mean the Site together with the following: (i) the Hotel Improvements and all other improvements constructed or to be constructed on the Site pursuant to this Agreement; (ii) all FF&E, Fixed Asset Supplies and Inventories installed or located on the Site or in the Hotel Improvements; and (iii) all easements or other appurtenant rights thereto.

“Hotel Improvements” shall have the meaning ascribed to it in the Recitals.

“Impositions” shall have the meaning ascribed to it in Section 4.11.

“Incentive Management Fee” shall mean, with respect to each Fiscal Year or portion thereof, an amount payable to Manager that is equal to twenty percent (20%) of Available Cash Flow for such Fiscal Year or portion thereof.

“Initial FF&E Amount” shall have the meaning ascribed to it in Section 5.05.C.

“Institutional Lender” shall mean a foreign or domestic commercial bank, trust company, savings bank, savings and loan association, life insurance company, real estate investment trust, pension trust, pension plan or pension fund, a public or privately-held fund engaged in real estate and/or corporate lending, or any other financial institution commonly known as an institutional lender (or any Affiliate thereof) having a minimum paid up capital (or net assets in the case of a pension fund) of One Hundred Million Dollars ($100,000,000); provided further that a Person may not be an “Institutional Lender” if such Person, or any of its Affiliates or any other Person related to such Person that is proscribed by applicable law, is a Specially Designated National or Blocked Person.

“Insurance Retention” shall have the meaning ascribed to it in Section 6.02.F.

“Intellectual Property” shall mean: (i) all Software, including the data and information processed or stored thereby; (ii) all manuals, brochures, directives, policies, programs and other information issued by Manager to its employees at the Hotel or otherwise used in the operation of the Hotel or any other hotel in the Marriott Hotel System; (iii) Customer Information; (iv) all Marriott Trademarks; and (v) all Marriott (or other Marriott Company) trade secrets, confidential information and all other information, materials, and copyrightable or patentable subject matter developed, acquired, licensed or used by any Marriott Company in the operation of the Hotel or in any other hotel in the Marriott Hotel System, including, without limitation, materials relating to sales and marketing programs, revenue and inventory management programs, processes or systems, brand and pricing strategies, business and technology plans, and research and development reports. The foregoing shall apply regardless of the form or medium involved (e.g., paper, electronic, tape, tangible or intangible).

“Inventories” shall mean “Inventories” as defined in the Uniform System of Accounts, such as, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.

“Landlord” shall have the meaning set forth in the Recitals.

“Lease Agreement” shall mean that certain lease dated as of the Effective date pursuant to which Landlord leases the Site to Owner.

“Legal Requirement(s)” shall mean any federal, state or local law, code, rule, ordinance, regulation or order of any governmental authority or agency having jurisdiction over the business or operation of the Hotel or the matters which are the subject of this Agreement, including, without limitation, the following: (i) any building, zoning or use laws, ordinances, regulations or orders; and (ii) Environmental Laws.

“Litigation” shall mean: (i) any cause of action (including, without limitation, bankruptcy or other debtor/creditor proceedings) commenced in a federal, state or local court; or (ii) any claim brought before an administrative agency or body (for example, without limitation, employment discrimination claims).

“Manager” shall have the meaning ascribed to it in the Preamble hereto or shall mean any successor or permitted assign, as applicable.

“Management Fees” shall mean the Base Management Fee and the Incentive Management Fee.

“Marriott” shall mean Marriott International, Inc., a Delaware corporation, and its successors and assigns.

“Marriott Company(ies)” shall mean Manager, Marriott, and any Affiliate of Manager or Marriott.

“Marriott Funding Obligations” shall have the meaning ascribed to it in Section 2.03.

“Marriott Hotel System” shall mean the chain of full-service hotels located in the continental United States and Canada and managed by Marriott (or one or more of its Affiliates) that is, as of the Effective date, operated under the trade name “Marriott Hotels and Resorts.”

“Marriott Rewards Program” shall mean the frequent-guest affinity program of Marriott known as “Marriott Rewards,” together with any similar or successor program or other affinity program instituted in conjunction with “Marriott Rewards” or any similar or successor program thereof.

“Marriott Trademark” shall mean (i) the name and mark “Marriott”; (ii) the “M” logo; and (iii) any word, name, device, symbol, logo, slogan, design, brand, service mark, Trade Name, other distinctive feature or any combination of the foregoing, whether registered or unregistered, and whether or not such term contains the “Marriott” mark, that is used in connection with the Hotel or by reason of extent of usage is associated with hotels in the Marriott Hotel System.

“MBS Charges” shall have the meaning ascribed to it in Section 4.04.

“MBS Systems” shall mean the processes developed by Marriott that consolidate, on a system-wide basis in the Marriott Hotel System, into one or more shared services centers, certain accounts payable, billing and accounts receivable, revenue capture subsidiary ledger, human resources management systems and related functions and procedures, or any similar or successor systems thereof.

“Minor Casualty” shall mean any fire or other casualty which results in damage to the Hotel and/or its contents, to the extent that the total cost of repairing and/or replacing the damaged portion of the Hotel to the same condition as existed previously does not exceed an amount equal to ten percent (10%) of the total insured value of the Hotel (which amount shall in no event be less than              Million Dollars ($    ,000,000), as adjusted by the GDP Deflator).

“Mortgage(s)” shall mean any mortgage, deed of trust, or security document encumbering the Hotel and/or the Site.

“Mortgagee(s)” shall mean the holder of any Mortgage.

“Notice of Proposed Sale” shall have the meaning ascribed to it in Section 10.02.B.

“Operating Accounts” shall have the meaning ascribed to it in Section 4.03.A.

“Operating Loss” shall mean a negative Operating Profit.

“Operating Profit” shall mean, with respect to any given period of time, the excess of Gross Revenues over Deductions (each calculated in accordance with this Agreement and the Uniform System of Accounts).

“Owner” shall have the meaning ascribed to it in the Preamble or shall mean any successor or permitted assign, as applicable.

“Owner Agreement” shall have the meaning set forth in the Recitals.

“Owner’s Priority” shall mean, with respect to each Fiscal Year (pro rated for any partial Fiscal Year), a dollar amount equal to the sum of (i)                      Dollars ($                    ) plus (ii) ten and three quarters percent (10.75%) of the amount of all Capital Expenditures funded by Owner pursuant to Section 5.03 (excluding (x) all costs relating to the Renovation and (y) all costs related to the correction of errors, omissions or defects in the design, construction or renovation of the Hotel). The parties agree that with respect to Capital Expenditures funded by Owner and added to the calculation of Owner’s Priority pursuant to subsection (ii) above, such amount shall be added to the amount described in subsection (ii) above (i.e., the amount that will be multiplied by ten and three quarters percent (10.75%) as set forth above) commencing with the second Accounting Period after the Accounting Period in which the project for which such Capital Expenditure was made is completed.

“Parent Owner” shall mean any Person that controls, directly or indirectly, Owner. For the purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power: (i) to vote more than fifty percent (50%) of the voting stock of such Person; or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

“Performance Termination Commencement Year” shall mean the later to occur of (i)                      or (ii) the              (    th) full Fiscal Year after the date on which Owner completes the Renovation.

“Performance Termination Threshold” shall mean, with respect to each Fiscal Year, an amount equal to                      percent (    ) of the Owner’s Priority for such Fiscal Year.

“Person” means an individual (and the heirs, executors, administrators, or other legal representatives of an individual), a partnership, a corporation, limited liability company, a government or any department or agency thereof, a trustee, a trust and any unincorporated organization.

“Phase I Report” shall mean that certain Phase I Environmental Site Assessment dated                     .

“Prime Rate” shall mean the “prime rate” of interest announced from time to time in the “Money Rates” section of the Wall Street Journal (Eastern Edition).

“Profit Transaction” shall have the meaning ascribed to it in Section 1.13.

“Prospectus” shall have the meaning ascribed to it in Section 11.12.B.

“Qualified Mortgage” shall have the meaning ascribed to it in Section 8.02.

“Related Party(ies)” shall mean any Person that, directly or indirectly, is controlled by or is under common control with Marriott or Manager. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of: (i) more than thirty-five percent (35%) of the equity of such Person; or (ii) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

“Renovation” shall have the meaning ascribed to it in Section 5.05.C.

“Renovation Cap” shall have the meaning ascribed to it in Section 5.05.C.

“Renovation Scope” shall have the meaning ascribed to it in Section 5.05.C.

“Restricted Area” shall mean that area described in the narrative that is set forth in Exhibit G-1 and that is shown on the map attached hereto as Exhibit G-2. If there is any conflict between the narrative description in Exhibit G-1 and the map shown on Exhibit G-2, the narrative description shall govern.

“Restricted Hotel” shall mean any full-service hotel operating under the “Marriott” trade name as a member of the Marriott Hotel System. The term “Restricted Hotel” shall not include any one or more of the following: (i) any existing (as of the Effective date) full-service hotel operating under the “Marriott” trade name as a member of the Marriott Hotel System within the Restricted Area; (ii) any Ritz-Carlton hotel, Courtyard by Marriott Hotel, Renaissance Hotel, Conference Center by Marriott, Residence Inn by Marriott, Fairfield Inn, Marriott Vacation Club International, SpringHill Suites, TownePlace Suites or any other lodging product (including time share or interval ownership facilities) which is not operated as a full-service hotel under the “Marriott” trade name and as a member of the Marriott Hotel System; (iii) any hotel or hotels which are members of a chain of hotels (provided that such chain has a minimum of four (4) or more hotels in operation), all or substantially all (but in no event less than three (3) hotels) of which is acquired by, or merged with, or franchised by or joined through marketing agreement with, Manager or one of its Affiliates (or the operation of which is transferred to Manager or one of its Affiliates); (iv) any hotel or hotels which are members of a group of hotels which is acquired by, or merged with, or franchised by or joined through marketing agreement with, Manager or one of its Affiliates, or the operation of which is transferred to Manager or one of its Affiliates, provided that such group of hotels contains no fewer than three (3) hotels; (v) any future lodging product developed by Manager or one of its Affiliates which is not included within the Marriott Hotel System; or (vi) in the event that any existing hotel described in clause (i) above ceases to operate under the “Marriott” trade name as a member of the Marriott Hotel System, then for each such hotel (if any), an additional hotel that may operate under the “Marriott” trade name as a member of the Marriott Hotel System.

“Revenue Data Publication” shall mean Smith’s STAR Report, a monthly publication distributed by Smith Travel Research, Inc. of Gallatin, Tennessee, or an alternative source, reasonably satisfactory to both parties, of data regarding the Revenue Per Available Room of hotels in the general trade area of the Hotel. If such Smith’s STAR Report is discontinued in the future, or ceases (in the reasonable opinion of either Owner or Manager) to be a satisfactory source of data regarding the Revenue Per Available Room of various hotels in the general trade area of the Hotel, Manager shall select an alternative source for such data, subject to Owner’s approval. If the parties fail to agree on such alternative source within a reasonable period of time, the matter shall be resolved by the panel of Experts in accordance with the provisions of Section 11.20.

“Revenue Index” shall mean that fraction that is equal to (a) the Revenue Per Available Room for the Hotel divided by (b) the average Revenue Per Available Room for the hotels in the Competitive Set, as set forth in the Revenue Data Publication. Appropriate adjustments to the Revenue Index shall be made in the event of a major renovation of the Hotel.

“Revenue Index Threshold” shall mean the fraction equal to one hundred (100) divided by one hundred (100), or 1.00 as a decimal. However, if the entry of a new hotel into the Competitive Set (or the removal of a hotel from the Competitive Set) causes significant variations in the Revenue Index that do not reflect the Hotel’s true position in the relevant market, appropriate adjustments shall be made to the Revenue Index Threshold by mutual consent of Owner and Manager.

“Revenue Per Available Room” shall mean (i) the term “revenue per available room” as defined by the Revenue Data Publication, or (ii) if the Revenue Data Publication is no longer being used (as more particularly set forth in the definition of “Revenue Data Publication”), the aggregate gross room revenues of the hotel in question for a given period of time divided by the total room nights for such period. If clause (ii) of the preceding sentence is being used, a “room” shall be an available hotel guestroom that is keyed as a single unit.

“Routine Capital Expenditures” shall mean certain routine, non-major expenditures which are classified as “capital expenditures” under generally accepted accounting principles, but which will be funded from the FF&E Reserve (pursuant to Section 5.02), rather than pursuant to the provisions of Section 5.03. Routine Capital Expenditures consist of the following types of expenditures: exterior and interior repainting; resurfacing building walls and floors; resurfacing parking areas; replacing folding walls; and miscellaneous similar expenditures (all such types of expenditures to be in accordance with Manager’s policies as then generally implemented throughout the Marriott Hotel System).

“Sale of the Hotel” shall mean any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of the fee simple or leasehold title to the Site and/or the Hotel. For purposes of this Agreement, a Sale of the Hotel shall also include: (i) a lease (or sublease) of all or substantially all of the Hotel or Site (other than a lease of the Hotel or Site by a Real Estate Investment Trust (“REIT”) to a taxable REIT subsidiary); or (ii) any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, in a single transaction or a series of transactions, of the controlling interest in Owner. The phrase “controlling interest,” as used in the preceding sentence, shall mean either: (x) the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of Owner (through ownership of such shares or by contract); or (y) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of Owner. Notwithstanding the foregoing, a Sale of the Hotel shall not include any sale, assignment, transfer or other disposition of any limited partnership unit issued by DiamondRock Hospitality Limited Partnership or any share of common stock in DiamondRock Hospitality Company.

“Site” shall have the meaning ascribed to it in the Recitals.

“Soft Goods” shall mean all fabric, textile and flexible plastic products (not including items which are classified as “Fixed Asset Supplies”) which are used in furnishing the Hotel, including, without limitation: carpeting, drapes, bedspreads, wall and floor coverings, mats, shower curtains and similar items.

“Software” shall mean all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than computer software which is generally commercially available, which are used by Manager in connection with operating or otherwise providing services to the Hotel and/or the Marriott Hotel System, including without limitation the property management system, the reservation system and the other electronic systems used by Manager in connection with operating or otherwise providing services to the Hotel and/or the Marriott Hotel System.

“Specially Designated National or Blocked Person” shall mean: (i) persons designated by the U.S. Department of Treasury’s Office of Foreign Assets Control, or other governmental entity, from time to time as a “specially designated national or blocked person” or similar status, (ii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001, or (iii) a person otherwise identified by government or legal authority as a person with whom Manager or its Affiliates are prohibited from transacting business.

“Subordination Agreement” shall have the meaning ascribed to it in Section 8.03.

“Subsequent Owner” shall mean any individual or entity that acquires title to or control or possession of the Hotel at or through a Foreclosure (together with any successors or assigns thereof), including, without limitation, (i) Mortgagee, (ii) any purchaser of the Hotel from Mortgagee, or any lessee of the Hotel from Mortgagee, or (iii) any purchaser of the Hotel at Foreclosure.

“System Standards” shall mean any one or more (as the context requires) of the following three (3) categories of standards: (i) operational standards (for example, services offered to guests, quality of food and beverages, cleanliness, staffing and employee compensation and benefits, Chain Services, frequent traveler programs such as the Marriott Rewards Program and other similar programs, etc.); (ii) physical standards (for example, quality of the Hotel Improvements, FF&E, and Fixed Asset Supplies, frequency of FF&E replacements, etc.); and (iii) technology standards (for example, those relating to software, hardware, telecommunications, high speed internet access, systems security and information technology); each of such standards shall be the standard which is generally prevailing or in the process of being implemented at other hotels in the Marriott Hotel System, including all services and facilities in connection therewith that are customary and usual at comparable hotels in the Marriott Hotel System.

“Term” shall have the meaning ascribed to it in Section 2.01.

“Termination” shall mean the expiration or sooner cessation of this Agreement.

“Termination Notice” shall have the meaning ascribed to it in Section 2.02.A.

“Total Casualty” shall mean any fire or other casualty which results in damage to the Hotel and its contents to the extent that the total cost of repairing and/or replacing the damaged portion of the Hotel to the same condition as existed previously would be forty percent (40%) or more of the then total replacement cost of the Hotel.

“Trade Name” shall mean any name, whether informal (such as a fictitious name or d/b/a) or formal (such as the full legal name of a corporation or partnership) which is used to identify an entity.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the Educational Institute of the American Hotel & Motel Association, as revised from time to time to the extent such revision has been or is in the process of being generally implemented within the Marriott Hotel System.

“Unrestricted Rebate” shall have the meaning ascribed to it in Section 1.15.B.

“Working Capital” shall mean funds that are used in the day-to-day operation of the business of the Hotel, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101, et seq.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first written above.

OWNER:

, LLC
a

By:

Print Name:

Title:

MANAGER:

MARRIOTT HOTEL SERVICES, INC., a Delaware corporation

By:

Print Name:

Title: